LOAN AND SECURITY AGREEMENT

GULFSIDE SUPPLY, INC.,

JEH/EAGLE SUPPLY, INC.,

EAGLE SUPPLY, INC.,

JEH/EAGLE, L.P. AND

EAGLE SUPPLY GROUP, INC.(f/k/a Gulfco Acquisition, Inc.)

as Borrowers,

FLEET CAPITAL CORPORATION

as Agent,

and

The Financial Institutions identified in Annex I,

as Lenders

Dated as of September 22, 2004

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8.1	Affirmative Covenants	28
8.2	Negative Covenants	30
8.3	Specific Financial Covenants	34
SECTION 9.	CONDITIONS PRECEDENT	34
9.1	Documentation	34
9.2	No Default	36
9.3	Other Loan Documents	36
9.4	No Litigation	36
9.5	Availability	36
9.6	Acquisition	36
9.7	Equity	36
SECTION 10.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT	36
10.1	Events of Default	36
10.2	Acceleration of the Obligations	38
10.3	Other Remedies	39
10.4	Payments after an Event of Default	40
10.5	Remedies Cumulative; No Waiver	40
SECTION 11.	AGENT	41
11.1	Appointment and Authorization	41
11.2	General Immunity	41
11.3	Consultation with Counsel	41
11.4	Documents	41
11.5	Rights as a Lender	41
11.6	Responsibility of Agent	42
11.7	Collections and Disbursements.	42
11.8	Indemnification	43
11.9	Expenses.	43
11.10	No Reliance	43
11.11	Reporting	44
11.12	Removal of Agent	44
11.13	Action on Instructions of Lenders	44
11.14	Several Obligations	44
11.15	Consent of Lenders.	44
11.16	Participations and Assignments	45
11.17	Borrowers’ Consent	46
SECTION 12.	MISCELLANEOUS	46
12.1	Power of Attorney	46
12.2	Indemnity	47
12.3	Modification of Agreement; Sale of Interest	47
12.4	Severability	47
12.5	Successors and Assigns	48
12.6	Cumulative Effect, Conflict of Terms	48
12.7	Execution in Counterparts	48
12.8	Notice	48
12.9	Agent and Lender’s Consent	49
12.10	Credit Inquiries	49

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12.11	Time of Essence	49
12.12	Entire Agreement	49
12.13	Interpretation	49
12.14	GOVERNING LAW; CONSENT TO FORUM	49
12.15	WAIVERS BY BORROWERS	50
12.16	Parties to Act in a Commercially Reasonable Manner	51
SECTION 13.	SPECIAL INTER-BORROWER PROVISIONS	51
13.1	Certain Borrower Acknowledgments and Agreements.	51
13.2	Maximum Amount of Joint and Several Liability	52
13.3	Authorization of Gulfside by Borrowers.	52

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made as of this 22nd day of September, 2004, by and among the lending institutions listed in Annex I attached hereto and incorporated herein by reference (each a “Lender” and collectively, “Lenders”), FLEET CAPITAL CORPORATION with an office at 200 Glastonbury Blvd., Glastonbury, Connecticut 06033, as agent for Lenders (in such capacity, “Agent”), and GULFSIDE SUPPLY, INC., a Florida corporation with its executive office and principal place of business at 501 N. Reo Street, Tampa, Florida 33609-1012 (“Gulfside”), JEH/EAGLE SUPPLY, INC., a Delaware corporation with its executive office and principal place of business at 501 N. Reo Street, Tampa Florida 33609-1012 (“JEH”), EAGLE SUPPLY, INC., a Florida corporation with its executive office and principal place of business at 501 N. Reo Street, Tampa, Florida 33609-1012 (“Eagle”), JEH/EAGLE, L.P., a Texas limited partnership with its executive office and principal place of business at 501 N. Reo Street, Tampa, Florida 33609-1012 (“Eagle LP”) and EAGLE SUPPLY GROUP, INC. (f/k/a Gulfco Acquisition, Inc.), a Delaware corporation with its executive office and principal place of business at 501 N. Reo Street, Tampa, Florida 33609-1012 (“Eagle Supply,” and collectively with Gulfside, JEH, Eagle and Eagle LP, referred to as the “Borrowers” and sometimes, each individually is also referred to as “Borrower”). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

SECTION 1. CREDIT FACILITIES

Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a Total Credit Facility of up to Eighty Two Million Five Hundred Thousand and 00/100 Dollars ($82,500,000.00) available upon Borrowers’ request therefor, as follows:

1.1 Revolving Credit Loans.

1.1.1 Loans and Reserves. Each Lender agrees severally, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrowers from time to time, as requested by Borrowers in the manner set forth in subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to such Lender’s Pro Rata Percentage of the Borrowing Base at such time less reserves, if any. No Lender’s portion of the Revolving Credit Loans shall at any time exceed its respective Pro Rata Share of the Revolving Credit Limit. Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent shall deem necessary or appropriate, against the amount of Revolving Credit Loans which Borrowers may otherwise request under this subsection 1.1.1, including, without limitation, with respect to: (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Borrowers’ business; (ii) shrinkage, spoilage and obsolescence of Inventory; (iii) slow moving Inventory; (iv) other sums chargeable against Borrowers’ Loan Account as Revolving Credit Loans under any section of this Agreement; (v) amounts owing by Borrowers to any Person to the extent secured by a Lien (other than a Permitted

Lien) on, or trust over, any Collateral of Borrowers; and (vi) such other matters, events, conditions or contingencies as to which Agent, in its sole credit judgment, determines reserves should be established from time to time hereunder.

1.1.2 Permitted Overadvance. Lenders may, in their sole discretion, make Revolving Credit Loans to Borrowers as requested by Borrowers in accordance with the terms of subsection 3.1.1 hereof at a time when the unpaid balance of Revolving Credit Loans exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (any such loan being herein referred to individually as a “Permitted Overadvance” and collectively as “Permitted Overadvances”) so long as such Permitted Overadvances shall (i) only be made available for a one hundred twenty (120) consecutive day period between October 1 of any year and March 31 of the following year and (ii) not exceed the lesser of (a) an amount equal to ten percent (10%) of Eligible Inventory or (b) Four Million and 00/100 Dollars ($4,000,000.00). All Permitted Overadvances shall be repaid without demand on or before the one hundred twentieth (120th) day following the first request for such Permitted Overadvance or March 31 whichever occurs first, shall be secured by all of the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Base Rate Loans. The making of Permitted Overadvances shall not create any duty or obligation to make other Overadvances. Overadvances other than Permitted Overadvances shall be repaid on demand, shall be secured by all of the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Base Rate Loans.

1.1.3 Use of Proceeds. The Revolving Credit Loans shall be used for Borrowers to fund the transactions under the Acquisition Documents, repay existing borrowed Indebtedness of Gulfside, refinance existing borrowed Indebtedness of the Eagle Group and general working capital needs in a manner consistent with the provisions of this Agreement and applicable law.

1.2 Term and Equipment Loans.

1.2.1 Term Loan. Each Lender agrees severally to make a term loan to Borrowers on the Closing Date in an amount equal to such Lender’s Pro Rata Percentage of the principal amount of Four Million and 00/100 Dollars ($4,000,000.00), which shall be repayable in accordance with the terms of the Term Notes and shall be secured by all of the Collateral. The proceeds of the Term Loan shall be used solely for purposes for which the proceeds of the Revolving Credit Loans are authorized to be used.

1.2.2 Equipment Loans. Each Lender agrees severally, for so long as no Default or Event of Default exists, and at any time prior to the Equipment Line Maturity Date, to make Equipment Loans to Borrowers in an amount equal to such Lender’s Pro Rata Percentage of the requested Equipment Loan from time to time from and after the Closing Date through the Equipment Line Maturity Date, to finance Borrowers’ purchases of Qualified Assets for use in their businesses. Each Equipment Loan shall be (i) in a minimum amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00), (ii) not more than eighty percent (80%) of the net invoice amount (excluding dealer charges, freight, installation costs, taxes and other incidental charges), (iii) secured by all of the Collateral, (iv) and evidenced by an Equipment Note, which Equipment Note shall specify the rate of interest and the repayment terms applicable to such Equipment Loan. Borrowers shall not request more than two (2) Equipment Loans in each calendar year. The principal amount of Equipment Loans hereunder shall not exceed, in the aggregate, Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00). Each Equipment Loan made by Lenders shall reduce dollar for dollar the amount available for future Equipment Loans.

1.3 Letters of Credit; LC Guaranties. Agent agrees, for so long as no Default or Event of Default exists, and if requested by Borrowers, to (i) issue its, or cause to be issued by its Affiliates, standby Letters of Credit for the account of one or more of the Borrowers or (ii) execute LC Guaranties by which Agent or its Affiliates shall guaranty the payment or performance by Borrowers of their reimbursement obligations with respect to standby Letters of Credit issued for a Borrower’s account by other Persons in support of Borrowers’ obligations (other than obligations for the repayment of Money Borrowed); provided that (i) the LC Amount shall at no time exceed $2,000,000 and (ii) no Letter of Credit or LC Guaranty shall be issued in an amount in excess of the then existing availability under the Borrowing Base. No Letter of Credit or LC Guaranty may have an expiration date that is after the earlier of (a) the date which is 365 days after the date of issuance or (b) the last day of the Term, except to the extent that Borrowers provide Agent, for the benefit of Agent and the other Lenders, as applicable, at the time of and as a condition to the issuance thereof, with collateral acceptable to Agent in its sole discretion in an amount equal to 105% of the face amount thereof. Any amounts paid by Agent or its Affiliates under any LC Guaranty or in connection with any Letter of Credit shall be treated as Revolving Credit Loans, shall be secured by all of the Collateral and shall bear interest and be payable at the same rate and in the same manner as Revolving Credit Base Rate Loans. Each Lender agrees that immediately upon the issuance of any Letter of Credit or LC Guaranty by Agent or Agent’s Affiliate, such Lender shall have acquired an undivided participating interest (without recourse or warranty), in accordance with such Lender’s Pro Rata Percentage, in all of Agent’s or Agent’s Affiliate’s rights and liabilities with respect to such Letter of Credit or LC Guaranty. Each Lender shall be directly and unconditionally obligated to Agent or Agent’s Affiliate, according to its Pro Rata Percentage, to reimburse Agent or Agent’s Affiliate, without setoff or deduction of any kind or nature, for honoring any drawing under any Letter of Credit or making any payment under any LC Guaranty (without regard to the occurrence of a Default or an Event of Default including, without limitation, following the commencement of any bankruptcy, reorganization, insolvency, liquidation or dissolution proceeding). The amount of Agent’s or Agent’s Affiliate’s payment (and the respective reimbursements of the Lenders to Agent or its Affiliate) shall automatically constitute a Revolving Credit Base Rate Loan without regard to any borrowing condition herein and without any request, consent or other action of Borrowers.

SECTION 2. INTEREST, FEES AND CHARGES

2.1 Interest

2.1.1 Revolving Credit Interest:

(a) Rate Options. At the time of each Revolving Credit Loan under the Revolving Credit Facility, and thereafter from time to time, Borrowers shall have the right, subject to the terms and conditions of this Agreement and provided no Default or Event of Default has occurred and is continuing, to designate to Agent in writing that all, or a portion of the Revolving Credit Loans shall bear interest at either the (i) Revolving Credit LIBOR Rate or (ii) Revolving Credit Base Rate. Interest on each portion thereof shall accrue and be paid at the time and rate applicable to the respective option selected by Borrowers or otherwise governing under the terms of this Agreement. If for any reason the Revolving Credit LIBOR Rate option is unavailable, or

Borrowers do not designate that the Revolving Credit LIBOR Rate should apply, the Revolving Credit Base Rate shall apply. The rate of interest on Revolving Credit Base Rate Loans shall increase or decrease by an amount equal to any increase or decrease in the Base Rate effective as of the opening of business on the day that any such change in the Base Rate occurs.

(b) Revolving Credit LIBOR Rate Option. Provided no Default or Event of Default has occurred and is continuing, and subject to the provisions of Section 2.1.1 (a)(i), if Borrowers desire to have the Revolving Credit LIBOR Rate apply to all or a portion of the Revolving Credit Loans, Borrowers shall give Agent a written irrevocable request no later than 11:00 A.M. (Eastern time) on the third (3rd) Business Day prior to the requested borrowing date specifying (i) the date the Revolving Credit LIBOR Rate shall apply (which shall be a Business Day), (ii) the Interest Period, and (iii) the amount to be subject to the Revolving Credit LIBOR Rate; provided that, such amount shall be at least One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) and in an integral multiple of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00).

2.1.2 Term Loan and Equipment Loan Interest:

(a) Rate Options. On the Closing Date, and thereafter from time to time, Borrowers shall have the right, subject to the terms and conditions of this Agreement, and provided no Default or Event of Default has occurred and is continuing, to designate to Agent in writing that all, or a portion of the outstanding principal balance of the Term Loan or an Equipment Loan shall bear interest at either the (i) Term LIBOR Rate, or (ii) Term Base Rate. Interest on each portion thereof shall accrue and be paid at the time and rate applicable to the respective option selected by Borrowers or otherwise governing under the terms of this Agreement. If for any reason the Term LIBOR Rate is not available, or Borrowers do not elect the Term LIBOR Rate, the Term Loan shall bear interest at the Term Base Rate. The rate of interest on the Term Base Rate Loans shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the date that any such change in the Base Rate occurs.

(b) Term LIBOR Rate Option. Provided no Default or Event of Default has occurred and is continuing, and subject to the provisions of Section 2.1.2(a) if Borrowers desire to have the Term LIBOR Rate apply to all or a portion of the Term Loan or an Equipment Loan, Borrowers shall give Agent a written irrevocable request no later than 11:00 A.M. (Eastern time) on the third (3rd) Business Day prior to the requested borrowing date specifying (i) the date the Term LIBOR Rate shall apply (which shall be a Business Day), (ii) the Interest Period, and (iii) the amount of the Term Loan or Equipment Loan, as applicable, to be subject to the Term LIBOR Rate; provided that, such amount shall be at least One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) and in an integral multiple of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00).

2.1.3 Default Rate of Interest. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of the Loans shall bear interest at a rate per annum equal to two percent (2%) above the interest rate then applicable with respect to Base Rate Loans (the “Default Rate”). Interest shall continue to accrue and be paid at the applicable rates set forth herein regardless of the rate option, even after default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence whether similar or dissimilar.

2.1.4 Computation of Interest and Fees. Interest, Letter of Credit and LC Guaranty fees, and all other fees and collection charges hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year consisting of three hundred and sixty (360) days.

2.1.5 Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.

2.2 Letter of Credit and LC Guaranty Fees. Borrowers shall pay to Agent for standby Letters of Credit and LC Guaranties of standby Letters of Credit a letter of credit fee equal to one and three-quarters of one percent (1.75%) per annum of the aggregate face amount of such Letters of Credit and LC Guaranties outstanding from time to time, plus all normal and customary charges associated with the issuance, renewal, amendment or termination thereof, which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit or LC Guaranty, shall be due and payable on the first Business Day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

2.3 Closing Fee. Agent shall have earned, and Borrowers shall be unconditionally obligated to pay to Agent on the Closing Date, a closing fee in the amount of One Hundred Sixty Five Thousand and 00/100 Dollars ($165,000.00), of which Eighty Two Thousand Five Hundred and 00/100 Dollars ($82,500.00) has been received.

2.4 Unused Availability Fee. Borrowers shall pay to Agent, for the ratable benefit of Lenders, an Unused Availability Fee (“Unused Availability Fee”), which shall be payable in arrears on the first Business Day of each calendar month hereafter. Subject to implementation of any rate change as provided in the definition of Applicable Margin, the Unused Availability Fee shall (i) for the six (6) month period immediately following the Closing Date equal one-quarter of one percent (.25%) per annum of the amount by which the Revolving Credit Limit exceeds the average daily amount of the Revolving Credit Loans outstanding plus the LC Amount during the immediately preceding month and (ii) at all times following the six (6) month period following the Closing Date, a per annum rate as set forth under the column “Unused Availability Fee” in the definition of Applicable Margin of the amount by which the Revolving Credit Limit exceeds the average daily amount of the Revolving Credit Loans outstanding plus the LC Amount during the immediately preceding month.

2.5 Audit and Appraisal Fees.

2.5.1 Audit Fees. Borrowers shall pay to Agent, for its own account, audit fees from time to time in connection with Agent’s periodic audits of Borrowers’ books and records and such other matters as Agent shall deem appropriate, plus all out-of-pocket expenses incurred by Agent in connection with such audits. Such audit fees shall be calculated at the rate of $800 for each member of Agent’s field examination staff engaged in any such audit for each day during which such examination is being conducted. Such audits shall be conducted not less than three (3) times during each twelve (12) month period from the Closing Date. Audit fees shall be payable on the first day of the month following the date of issuance by Agent of a request for payment thereof to Borrowers. Upon Borrowers’ request, Agent shall provide to Borrowers in reasonable detail the back-up and support of any out-of-pocket expenses referred to herein.

2.5.2 Appraisal Fees. Borrowers shall reimburse Agent for any costs and all reasonable out-of-pocket expenses incurred by Agent in connection with obtaining appraisals of the Collateral from time to time. Absent the occurrence and continuance of an Event of Default, such appraisals shall be conducted not more than one (1) time during each twelve (12) month period from the Closing Date. Appraisal costs and expenses shall be payable on the first day of the month following the date of issuance by Agent of a request for payment thereof to Borrowers.

2.6 Capital Adequacy Change. If Agent shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Agent or any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority (each such law, rule, regulation, request or directive a “Capital Adequacy Rule”), does or shall have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Agent to Borrowers of a written demand therefor (a “Capital Adequacy Demand”), the Borrowers shall pay to Agent for the account of each such Lender such additional amount or amounts (each a “Capital Adequacy Amount”, it being understood that Capital Adequacy Amount may include an increase in the applicable interest rate margin charged under this Agreement) as will compensate such Lender for such reduction. A certificate of such Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the additional Capital Adequacy Amount or Amounts to be paid to such Lender, and the method by which such Capital Adequacy Amounts were determined. In determining such Capital Adequacy Amount, such Lender may use any reasonable averaging and attribution method.

2.6.1 Subsequent Change in Capital Adequacy Rules. In the event that any Capital Adequacy Rule, the adoption or change in or compliance by Agent or any Lender with which shall have resulted in a Capital Adequacy Demand, shall be revised subsequent to the date of such Capital Adequacy Demand, such that, in such Lender’s determination, its rate of return on capital shall be improved to a level more favorable than the rate of return which, as a result of the initial change in such Capital Adequacy Rule, precipitated such Capital Adequacy Demand, then, in such event, effective promptly following such determination, provided Borrowers shall not have theretofore given to Agent and each Lender a notice of election to terminate in accordance with subsection 2.9: (i) in the case of a Capital Adequacy Demand to increase the applicable interest rate margin, Agent shall reduce the applicable interest rate margin by a percentage; and (ii) in the case of a Capital Adequacy Demand for payment of a fee or other charge, each Lender shall rebate to Borrowers a portion of such payment, in each case which Agent shall determine to be reasonably commensurate with the improvement in such Lender’s rate of return on capital caused by the subsequent revision to the Capital Adequacy Rule. Notwithstanding anything hereinabove to the contrary, neither Agent nor any Lender shall have an obligation whatsoever to make any such adjustment to the applicable interest rate margin, or to otherwise rebate any Capital Adequacy Amount to Borrowers, at any time on or after the occurrence and continuance of an Event of Default; or (ii) the date of Borrowers’ notice of election to terminate in accordance with subsection 2.9; or (iii) the effective date of termination of this Agreement.

2.7 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, Agent and/or any Lender incurs reasonable legal or reasonable accounting expenses or any other reasonable costs or reasonable out-of-pocket expenses in connection with: (i) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment, modification, replacement, termination or assignment (in whole or in part) of this Agreement or any of the other Loan Documents; (ii) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent or Lenders, Borrowers or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrowers’ affairs; (iv) any attempt to enforce any rights of Agent and/or Lenders against Borrowers or any other Person which may be obligated to Agent or Lenders by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (v) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such reasonable legal and reasonable accounting expenses and other reasonable costs and reasonable out-of-pocket expenses of Agent and/or any Lender shall be charged to Borrowers. All amounts chargeable to Borrowers under this Section 2.7 shall be Obligations secured by all of the Collateral, shall be payable on demand to Agent or such Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Base Rate Loans from time to time. Borrowers shall also reimburse Agent and/or Lenders for expenses incurred by Agent and/or Lenders in the administration of the Collateral to the extent and in the manner provided in Section 6 hereof. Agent represents that counsel fees in connection with the negotiation, execution and delivery of this Agreement are estimated, based on a good faith estimate, not to exceed $75,000 as of the Closing Date. The foregoing estimate does not include any out of pocket costs incurred by either of Agent or Agent’s counsel or any fees of Agent’s counsel for any services required to be completed following the Closing Date.

2.8 Bank Charges. Borrowers shall pay to Agent and/or any Lender, on demand, any and all fees, costs or expenses which Agent and/or any Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrowers or any other Person on behalf of Borrowers, by Agent or any Lender, proceeds of Loans and (ii) the depositing for collection, by Agent or any Lender, of any check or item of payment received or delivered to Agent or any Lender on account of the Obligations.

2.9 Termination of Agreement following Capital Adequacy Demand Under Section 2.6 or an Increased Cost Demand Under Section 3.8. At their option, Borrowers may elect to terminate this Agreement following their receipt of a Capital Adequacy Demand under Section 2.6 above or an increased cost demand under Section 3.8 below, provided Borrowers give Agent and each Lender notice of such election not more than thirty (30) days following their receipt of such Capital Adequacy Demand under Section 2.6 above or an increased cost demand under Section 3.8 below, and provided, further, that so long as the effective date of such termination and the payment and satisfaction in full of all Obligations occurs within one hundred and eighty (180) days from the date of such notice. In the event of a termination under this Section, Borrowers shall not be obligated to pay any of the charges described in subsection 4.2.3, it being understood, however, that until such effective date of termination and the payment and satisfaction in full of all Obligations, Borrowers shall continue to be obligated to pay Agent for the account of each Lender for each Capital Adequacy Amount or increased cost amount theretofore requested by Agent on behalf of such Lender.

SECTION 3. LOAN ADMINISTRATION

3.1 Manner of Borrowing Revolving Credit Loans. Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

3.1.1 Revolving Credit Loan Requests. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrowers shall give Agent same day notice, no later than 1:00 P.M. (Eastern time) of such day, of their intention to borrow a Revolving Credit Base Rate Loan, and at least three (3) Business Days prior notice of their intention to borrow a Revolving Credit LIBOR Rate Loan, in which notice Borrowers shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists a Default or an Event of Default and (ii) the becoming due of any amount required to be paid under this Agreement, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation. As an accommodation to Borrowers, Agent may permit telephone requests for Revolving Credit Loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Borrowers. Unless Borrowers specifically direct Agent in writing not to accept or act upon telephonic or electronic communications from Borrowers, Agent shall have no liability to Borrowers for any loss or damage suffered by Borrowers as a result of Agent’s honoring any requests, executions of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent by Borrowers, and Agent shall have no duty to verify the origin of any such communication or the authority of the person sending it. Each notice of borrowing shall be irrevocable by and binding on Borrowers, and if such notice requests the borrowing of a LIBOR Rate Loan, such notice shall state the Interest Period with respect thereto. Borrowers, at their option, may choose Base Rate Loans or LIBOR Rate Loans and provided, further, that the right of Borrowers to choose any LIBOR Rate Loan is subject to the provisions of subsections 2.1.1, 2.1.2 and 3.1.4.

3.1.2 Disbursement. Borrowers hereby irrevocably authorize Agent to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, pursuant to this subsection 3.1 as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(i) shall be disbursed by Agent via wire transfer, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrowers, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrowers and Agent from time to time or elsewhere if pursuant to a written direction from Borrowers; and (ii) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(ii) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation.

3.1.3 Authorization. Borrowers hereby irrevocably authorize Agent, in Agent ‘s sole discretion, to advance to Borrowers, and to charge to Borrowers’ Loan Account hereunder as a Revolving Credit Loan, a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month and to pay all other Obligations whether in the form of Loans, costs, fees or expenses at any time owed by Borrowers to Agent and/or any Lender hereunder.

3.1.4 Notice of Continuation and Notice of Conversion.

(a) Subject to the provisions of subsection 3.1.4(c), Borrowers may elect to maintain any borrowing consisting of LIBOR Rate Loans, or any portion thereof, as a LIBOR Rate Loan by selecting a new Interest Period for such borrowing, which new Interest Period shall commence on the last day of the then existing Interest Period. Each selection of a new Interest Period (a “Continuation”) shall be made on three (3) Business Days’ prior notice, given by Borrowers to Agent not later than 11:00 A.M. (Eastern time) on the third (3rd) Business Day preceding the date of any proposed Continuation. If the Borrowers elect to maintain more than one borrowing consisting of LIBOR Rate Loans by combining such borrowings into one borrowing and selecting a new Interest Period pursuant to this subsection, each of the borrowings so combined shall consist of Loans having Interest Periods ending on the same date provided that Borrowers may not combine Revolving Credit LIBOR Rate Loans, Term LIBOR Rate Loans and Equipment LIBOR Rate Loans with each other. If the Borrowers shall fail to select a new Interest Period for any borrowing consisting of LIBOR Rate Loans in accordance with this subsection, such LIBOR Rate Loans will automatically convert into corresponding Base Rate Loans.

(b) Subject to the provisions of subsection 3.1.4 (c), Borrowers may, on three (3) Business Days’ prior notice given to Agent, convert the entire amount of or a portion of all Loans of the same Type into Loans of another Type (a “Conversion”), provided that no Default or Event of Default shall have occurred and be continuing, and provided, further, that any Conversion of any LIBOR Rate Loans into Base Rate Loans may only be made on the last day of the Interest Period for such LIBOR Rate Loans, and upon Conversion of any Base Rate Loans into LIBOR Rate Loans, Borrowers shall pay accrued interest to the date of Conversion on the principal amount converted on the first day of the following month. Each such notice shall be given not later than 11:00 A.M. (Eastern time) on the third (3rd) Business Day preceding the date of any proposed Conversion. Each Conversion shall be in an aggregate amount of not less than $150,000. Borrowers may elect to convert the entire amount of or a portion of all Loans of the same Type comprising more than one borrowing into Loans of another Type by combining such borrowings into one borrowing consisting of Loans of such other Type; provided, however, that if the borrowings so combined consist of LIBOR Rate Loans, such LIBOR Rate Loans shall have Interest Periods ending on the same date and; provided further, that Borrowers may not combine Revolving Credit Loans and all or a portion of an Equipment Loan or the Term Loan with each other.

(c) Notwithstanding anything contained in clauses (a) and (b) above to the contrary:

(i) In the event that Borrowers shall have requested a LIBOR Rate Loan(s) in accordance with the terms hereof and Agent shall have reasonably determined that Eurodollar deposits equal to the amount of the principal of the requested LIBOR Rate Loan and for the Interest Period specified are unavailable, impractical or unlawful, or that the rate based on the

LIBOR Rate will not adequately and fairly reflect the cost of funds of the LIBOR Rate Loan applicable to the specified Interest Period, of making or maintaining the principal amount of the requested LIBOR Rate Loan specified by Borrowers during the Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the LIBOR Rate applicable to the specified Interest Period, Agent shall promptly give notice of such determination to Borrowers that the rate based on the LIBOR Rate is not available. A reasonable determination by Agent hereunder shall be conclusive evidence of the correctness of the fact and amount of such additional costs or unavailability, absent manifest error. Upon such a determination, (A) the right of Borrowers to select, continue or convert to, or maintain a LIBOR Rate Loan at the rate based on the LIBOR Rate shall be suspended until Agent shall have notified Borrowers that such conditions shall have ceased to exist, and (B) the requested LIBOR Rate Loans shall accrue interest as if such Loans were Base Rate Loans.

(ii) The LIBOR Rate may be automatically adjusted by Agent on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof by Agent based on the Federal Reserve Board’s or any other applicable agency’s or governing body’s directive, mandate or interpretation, occurring subsequent to the commencement of the then applicable Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor or other applicable governing body), excluding the Reserve Percentage and any Reserve which has resulted in a payment pursuant to Section 2.6 above, that increase the cost to Lenders of funding the LIBOR Rate Loans. Agent shall promptly give Borrowers notice of such a determination and adjustment, which determination shall be conclusive absent manifest error.

(iii) There shall not be outstanding at any one time more than an aggregate of ten (10) LIBOR Rate Loans.

(d) Each notice of Continuation or Conversion shall be irrevocable and binding on Borrowers. In the case of (i) any borrowing of a Loan, Continuation or Conversion that the related notice of borrowing, notice of Continuation or notice of Conversion specifies is to be comprised of LIBOR Rate Loans, or (ii) any payment of principal of, or Conversion or Continuation of, any LIBOR Rate Loan made other then on the last day of the Interest Period for such Loan as a result of a payment, prepayment, Conversion or Continuation of such Loan or acceleration of the maturity of any of the Obligations pursuant to Section 10 hereof, or for any other reason, then in any such case, upon Agent’s demand, Borrowers shall pay to Agent and/or any Lender and indemnify Agent and/or any Lender from and against (i) any loss, cost or expense incurred by Agent and/or any Lender as a result of any failure to fulfill, on or before the date for such borrowing, Continuation or Conversion, the applicable conditions set forth in Section 9 hereof, and (ii) any additional losses, costs or expenses which Agent and/or any Lender may reasonably incur as a result of such payment, including, without limitation in each such case, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by Agent and/or any Lender to fund the LIBOR Rate Loans to be made as part of such borrowing, Continuation or Conversion.

3.1.5 Borrowing Base Certificates. Borrowers shall give Agent a Borrowing Base Certificate on a daily basis for the ninety (90) day period following the Closing Date and thereafter by Friday of each week; provided that, if Borrowers’ Excess Adjusted Availability is at any time less than Four Million and 00/100 Dollars ($4,000,000.00), Borrowers shall deliver a Borrowing Base Certificate on a daily basis or at such other intervals requested by Agent.

3.1.6 Administration of Revolving Credit Loans.

(a) Notwithstanding anything to the contrary contained herein, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Credit Loans shall be advanced by Agent and each payment by any Borrower on account of Revolving Credit Loans shall be applied in accordance with Section 11.7 of this Agreement. On or before 12:00 P.M., (Eastern time), on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (i) if the aggregate amount of new Revolving Credit Loans made by Agent during the preceding week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Credit Loans during such preceding week, then each Lender shall provide Agent with funds in an amount equal to its Pro Rata Percentage of the difference between (w) such Revolving Credit Loans and (x) such repayments and (ii) if the aggregate amount of repayments applied to outstanding Revolving Credit Loans during such week exceeds the aggregate amount of new Revolving Credit Loans made during such week, then Agent shall provide each Lender with funds in an amount equal to its applicable Pro Rata Percentage of the difference between (y) such repayments and (z) such Revolving Credit Loans.

(b) Each Lender shall be entitled to earn interest at the applicable Revolving Credit Base Rate or Revolving Credit LIBOR Rate, as applicable, on outstanding Revolving Credit Loans which it has funded.

(c) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Revolving Credit Loans made during the week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

3.2 Payments. Except where evidenced by notes or other instruments issued or made by Borrowers to Lenders specifically containing payment provisions which are in conflict with this Section 3.2 (in which event the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

3.2.1 Principal.

(a) Principal payable on account of Revolving Credit Loans shall be payable by Borrowers, jointly and severally, to Lenders immediately upon the earliest of (i) the receipt by Agent, any Lender or any Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, (ii) the occurrence of an Event of Default in consequence of which Agent, in its sole discretion, elects to accelerate the maturity and payment of the Obligations, (iii) termination of this Agreement pursuant to Section 4 hereof, or (iv) if an Overadvance (other than a Permitted Overadvance) shall exist at any time, Borrowers shall repay, on demand, such Overadvance. Each payment (including principal prepayment) by Borrower on account of principal of the Revolving Credit Loans shall be applied first to Base Rate Loans, then to LIBOR Rate Loans.

(b) Principal payable on account of the Term Loan and any Equipment Loan shall be payable by Borrowers, jointly and severally, as set forth in Sections 1.2, Section 3.4 and the Term Note or Equipment Note, as applicable.

3.2.2 Interest. Interest accrued on all Loans shall be payable by Borrowers, jointly and severally, and shall be due on the earliest of (i) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) the occurrence of an Event of Default in consequence of which the maturity and payment of the Obligations is accelerated, or (iii) termination of this Agreement pursuant to Section 4 hereof.

3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers, jointly and severally, as and when provided in Section 2 hereof, to Agent, Lenders or to any other Person designated by Agent in writing.

3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers, jointly and severally, to Agent or Lenders as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is earlier.

3.3 Prepayments.

3.3.1 Except for dispositions of Inventory permitted by Section 8.2.7 (if any), if a Borrower sells any of the Collateral or if any of the Collateral is lost or destroyed or taken by condemnation, Borrowers shall pay to Agent, unless otherwise agreed to by Agent, or as otherwise expressly authorized by this Agreement, as and when received by such Borrower and as a mandatory prepayment of the outstanding Loans, until paid and satisfied in full, a sum equal to the proceeds (including insurance proceeds) received by such Borrower from such sale, loss or destruction. Any such prepayment shall be applied first to the Term Loan and each Equipment Loan in the inverse order of maturities thereof and then to the Revolving Credit Loans; provided that, if any such Loan is accruing interest at the LIBOR Based Rate, such prepayment shall be delivered to Agent as and when received by Borrowers but applied at the end of the applicable Interest Period.

3.3.2 LIBOR Rate Loans. No portion of the LIBOR Rate Loans may be prepaid during an Interest Period unless Borrowers first satisfy in full their obligations under Section 3.1.4(d) above arising from such prepayment.

3.4 Application of Payments and Collections. All items of payment received by Agent by 12:00 noon, (Eastern time), on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, (Eastern time), on any Business Day shall be deemed received on the following Business Day. For the purpose of computing interest hereunder, all items of payment received by Agent and/or any Lender shall be deemed applied by Agent for the benefit of Lenders on account of the Obligations (subject to final payment of such items) on the first Business Day after receipt (or deemed receipt) by Agent of good funds in Agent’s account located at Fleet National Bank (Account No. 936-933-7579, Account Name: Gulfside, Eagle Supply and JEH/Eagle Supply), or such other account as to which Agent may advise Borrowers in writing.

Borrowers irrevocably waive the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent from or on behalf of Borrowers, and Borrowers do hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Borrowers upon any of their books and records. If as the result of collections of Accounts as authorized by subsection 6.2.6 hereof a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be available to Borrowers at any time or times for so long as no Default or Event of Default exists. Such credit balance shall not be applied or be deemed to have been applied as a prepayment of the Term Loan or any Equipment Loan, except that Lender may, at its option, offset such credit balance against any of the Obligations upon and after the occurrence of an Event of Default.

3.5 All Loans to Constitute One Obligation. The Loans and LC Guaranties shall constitute one general Obligation of Borrowers, and shall be secured by Agent ‘s Lien upon all of the Collateral.

3.6 Loan Account. Agent shall enter all Loans as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrowers on any Obligations and all proceeds of Collateral which are paid to Agent and/or Lenders, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrowers.

3.7 Statements of Account. Agent will account to Borrowers monthly with a statement of Loans, charges and payments made pursuant to this Agreement, and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrowers unless Agent is notified by Borrowers in writing to the contrary within thirty (30) days of the date such accounting is mailed to Borrowers. Such notice shall only be deemed an objection to those items specifically objected to therein.

3.8 Increased Costs. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date of this Agreement and having general applicability to all banks within the jurisdiction in which a Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any governmental authority charged with the interpretation or application thereof, or the compliance of such Lender therewith, shall:

(a) subject such Lender to any tax with respect to this Agreement (other than any tax based on or measured by net income or otherwise in the nature of a net income tax), or change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any Loan Documents (other than in respect of any tax based on or measured by net income or otherwise in the nature of a net income tax);

(b) impose, modify or hold applicable any reserve (except any reserve taken into account in the determination of the applicable LIBOR Rate), special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of such Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on such Lender or the London interbank market any other condition with respect to any Loan Document;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining Loans hereunder by an amount that such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans by an amount that such Lender deems to be material, then, in any such case, Borrowers shall pay Agent, for the benefit of such Lender, upon demand and certification not later than sixty (60) days following its receipt of notice of the imposition of such increased costs, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be, to the extent such Lender has not otherwise been compensated, with respect to a particular Loan, for such increased cost as a result of an increase in the Base Rate or the LIBOR Rate. An officer of Lender shall determine the amount of such additional cost or reduced amount using reasonable averaging and attribution methods and shall certify the amount of such additional cost or reduced amount to Agent, which certification shall be delivered to Borrowers by Agent and shall include a written explanation of such additional cost or reduction to Borrowers. Such certification shall be conclusive absent manifest error. If a Lender claims any additional cost or reduced amount pursuant to this Section 3.8, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office or to file any certificate or document reasonably requested by Borrowers if the making of such designation or filing would avoid the need for, or reduce the amount of, any such additional cost or reduced amount and would not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender.

3.9 Basis for Determining Interest Rate Inadequate or Unfair. In the event that Agent shall have determined that:

(i) reasonable means do not exist for ascertaining the LIBOR Rate for any Interest Period; or

(ii) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Rate Loan, or a proposed conversion of a Base Rate Loan into a LIBOR Rate Loan; then

Agent shall give Borrowers prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Base Rate Loan, unless Borrowers shall notify Agent no later than 10:00 A.M. (New York City Time) two (2) Business Days prior to the date of such proposed borrowing that the request for such borrowing shall be canceled or made as an unaffected type of LIBOR Rate Loan, and (ii) any Base Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Base Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 A.M. (New York City Time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan.

SECTION 4. TERM AND TERMINATION

4.1 Term of Agreement. Subject to Lenders’ right to cease making Loans to Borrowers upon or after the occurrence of any Default or Event of Default, this Agreement shall be in effect for a period commencing as of the Closing Date and continuing through and including September 22, 2009 (the “Term”), unless this Agreement shall be sooner terminated as provided in Section 4.2 hereof.

4.2 Termination.

4.2.1 Termination by Lender. Agent may, and at the discretion of Majority Lenders shall, terminate this Agreement without notice at any time on or after the occurrence of an Event of Default.

4.2.2 Termination by Borrowers. Upon at least ninety (90) days prior written notice to Agent, Borrowers may, at their option, terminate this Agreement; provided, however, no such termination shall be effective until Borrowers have paid all of the Obligations in immediately available funds and all Letters of Credit and LC Guaranties have expired or been cash collateralized to Agent’s and/or Majority Lenders’ satisfaction. Any notice of termination given by Borrowers shall be irrevocable unless Agent and Lenders otherwise agree in writing, and Lenders shall have no obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or Type of Loan available hereunder may be terminated singly.

4.2.3 Termination Charges. At the effective date of any termination of this Agreement, Borrowers shall pay to Agent for the benefit of Lenders (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Loan Documents) as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to (a) three percent (3.0%) of the Total Credit Facility if termination occurs during the first year of this Agreement, (b) two percent (2.0%) of the Total Credit Facility if termination occurs during the second year of this Agreement, and (c) one percent (1.0%) of the Total Credit Facility if termination occurs during the third year of this Agreement. Notwithstanding anything hereinabove to the contrary, no termination charge shall be payable under any of the following circumstances: (a) if termination of this Agreement occurs pursuant to and in accordance with the terms of subsection 2.9; or (b) if termination of this Agreement occurs after the third anniversary, but on or before the last day of the Term.

4.2.4 Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination by Borrowers, Agent or Lenders of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents (including without limitation, all indemnity obligations) shall survive any such termination, and Agent and Lenders shall retain all of their Liens in the Collateral and all of their rights and remedies under the Loan Documents notwithstanding such termination until Borrowers have paid the Obligations to Agent, in full, in immediately available funds, together with the applicable termination charge, if any. Notwithstanding the payment in full of the Obligations, Agent and Lenders shall not be required to terminate their security interests in the Collateral unless, with respect to any loss or damage Agent and any Lender may incur as a result of dishonored checks or other items of payment received by Agent or any Lender from Borrowers or any Account Debtor and applied to the Obligations or with respect to any outstanding LC Amounts, Agent shall, at its option, (i) have received a written agreement executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and any Lender from any such loss or damage; or (ii) have retained such monetary reserves and Liens on the Collateral for such period of time as Agent and any Lender, in its reasonable discretion, may deem necessary to protect Agent and any Lender from any such loss or damage.

SECTION 5. SECURITY INTERESTS

5.1 Security Interest in Collateral. To secure the prompt payment and performance to Agent and Lenders of the Obligations, each Borrower hereby grants to Agent for the benefit of Lenders a continuing Lien upon all of such Borrower’s assets, including all of the following Property and interests in Property of such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(i) Accounts;

(ii) Certificated Securities;

(iii) Chattel Paper;

(iv) Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(v) Contract Rights;

(vi) Deposit Accounts;

(vii) Documents;

(viii) Equipment;

(ix) Financial Assets;

(x) Fixtures;

(xi) General Intangibles, including Payment Intangibles and Software;

(xii) Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(xiii) Instruments;

(xiv) Intellectual Property;

(xv) Inventory;

(xvi) Investment Property (including stock of each Subsidiary of Borrower);

(xvii) Money (of every jurisdiction whatsoever);

(xviii) Letter-of-Credit Rights;

(xix) Payment Intangibles;

(xx) Security Entitlements;

(xxi) Software;

(xxii) Supporting Obligations;

(xxiii) Uncertificated Securities; and

(xxiv) to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) any assignment thereof, and the grant of a security interest therein, Agent will not enforce its security interest in such Borrower’s rights under such lease or license (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Agent, such Borrower will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Agent for the benefit of Lenders (and to Agent’s enforcement of such security interest) in such Agent’s rights under such lease or license.

5.2 Other Collateral

5.2.1 Commercial Tort Claims. Each Borrower shall promptly notify Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the Closing Date against any third party and, upon request of Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Agent to give Agent for the benefit of Lenders a security interest in any such Commercial Tort Claim.

5.2.2 Other Collateral. Each Borrower shall promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon the request of Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent control with respect to such Collateral; promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Agent on behalf of Lenders.

5.3 Lien Perfection; Further Assurances.

(a) In addition to the foregoing, each Borrower as debtor shall deliver UCC financing statements as required under the Code, and shall do anything further that may be lawfully and reasonably required by Agent to perfect its security interests and to effectuate the intentions and objectives of this Agreement, including, but not limited to, the execution (if required) and delivery of continuation statements, amendments to financing statements, security agreements, contracts and any other documents required hereunder. At Agent’s request, each Borrower shall also immediately deliver (with execution by such Borrower of all necessary documents or forms to reflect Agent’s security interest therein) to Agent, all items for which Agent must or may receive possession to obtain a perfected security interest.

(b) Agent is hereby authorized to file financing statements naming each Borrower as debtor, in accordance with the Uniform Commercial Code, and if necessary, to the extent applicable, to otherwise file financing statements without such Borrower’s signature if permitted by law. Each Borrower hereby authorizes Agent to file all financing statements and amendments to financing statements describing the Collateral as “All Assets” or using similar language in any filing office as Agent, in its sole, discretion may determine, including financing statements containing language indicating that the acquisition by a third party of any right, title or interest in or to the Collateral without Agent’s consent shall be a violation of Agent’s rights. Borrowers agree to comply with the requirements of all federal and state laws and reasonable requests of Agent in order for Agent to have and maintain a valid and perfected first priority security interest in the Collateral including, without limitation, executing and causing any other Person to execute such documents as Agent may require to obtain Control (as defined in the UCC) over all Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights and Investment Property.

SECTION 6. COLLATERAL ADMINISTRATION

6.1 General.

6.1.1 Location of Collateral. All Collateral, other than Inventory in transit and motor vehicles, will at all times be kept by Borrowers and their Subsidiaries at one or more of the business locations set forth in Exhibit 6.1.1 hereto, or upon prior written notice to Agent and delivery of landlord waiver acceptable to Agent, other business locations of Borrowers that may be opened from time to time subsequent to the Closing Date, and shall not, without the prior written approval of Agent, be moved therefrom except, prior to an Event of Default and Agent’s acceleration of the maturity of the Obligations in consequence thereof, for (i) sales of Inventory in the ordinary course of business; and (ii) removals in connection with dispositions of Equipment that are authorized by subsection 6.4.2 hereof.

6.1.2 Insurance of Collateral. Each Borrower shall maintain and pay for insurance upon all Collateral wherever located and with respect to such Borrower’s business, covering casualty, hazard, public liability and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrowers shall deliver the originals or copies of such policies, or certificates of insurance in form and substance satisfactory to Agent, evidencing such issuance to Agent with lender’s loss payable endorsements, in form satisfactory to Agent, naming Agent as sole lender loss payee, assignee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrowers fail to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the same and charge Borrowers therefor. Borrowers agree to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

6.1.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrowers. If Borrowers fail to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Borrowers therefor. Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrowers’ sole risk.

6.2 Administration of Accounts.

6.2.1 Records, Schedules and Assignments of Accounts. Each Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall request a sales and collections report for the preceding period, in form satisfactory to Agent. On or before the twentieth (20th) day of each month from and after the date hereof, Borrowers shall deliver to Agent, in form acceptable to Agent, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed (“Schedule of Accounts”), and, upon Agent’s request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall reasonably request. In addition, if at any time following the Closing Date, Accounts in an aggregate face amount in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Accounts or otherwise established by Agent, Borrowers shall notify Agent of such occurrence on the first Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. If requested by Agent, each Borrower shall execute and deliver to Agent formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

6.2.2 Discounts, Allowances, Disputes. If any Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, such Borrower shall report such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts. If any amounts due and owing in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) are in dispute between any Borrower and any Account Debtor, such Borrower shall provide Agent with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy. Upon and after the occurrence of an Event of Default, which continues without a cure, acceptable to Agent, for a period of fifteen (15) days, Agent shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as Agent may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorneys’ fees, to Borrowers.

6.2.3 Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing Authority for the account of any Borrower and to charge Borrowers therefor; provided, however, that Agent shall not be liable for any taxes to any governmental taxing authority that may be due by Borrowers, or any of them.

6.2.4 Account Verification. Whether or not a Default or an Event of Default has occurred, any of Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent, any designee of Agent or Borrowers, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise. Each Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

6.2.5 Maintenance of Dominion Account. Borrowers shall maintain a Dominion Account pursuant to a tripartite arrangement among Borrowers, Agent and a bank or banks as may be selected by Borrowers and acceptable to Agent. Such arrangement shall include such terms and conditions as are acceptable to Agent. All funds deposited in the Dominion Account shall immediately become the property of Agent for the benefit of Lenders, and Borrowers shall obtain the agreement by such banks in favor of Agent to waive any offset rights against the funds so deposited. Agent assumes no responsibility for such arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

6.2.6 Collection of Accounts; Proceeds of Collateral. To expedite collection, Borrowers shall endeavor in the first instance to make collection of their Accounts for Agent. All remittances received by Borrowers on account of Accounts, together with the proceeds of any other Collateral, shall be held as Agent’s property for the benefit of Lenders, by Borrowers as trustee, of an express trust for Agent’s benefit, and Borrowers shall immediately deposit same in kind in the

Dominion Account, except as otherwise permitted in this Agreement. Agent retains the right at all times after the occurrence of a Default or an Event of Default to notify Account Debtors that Accounts have been assigned to Agent and to collect Accounts directly in its own name and to charge the collection costs and expenses, including reasonable attorneys’ fees to Borrowers. Agent has no duty to protect, insure, collect or realize upon the Accounts or preserve rights therein.

6.3 Administration of Inventory.

6.3.1 Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of their Inventory. Borrowers shall furnish to Agent Inventory reports in form and detail satisfactory to Agent at such times as Agent may request, but at least once each month, not later than the twentieth (20th) day of such month. Each Borrower shall conduct a physical inventory no less frequently than annually and shall provide to Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall request.

6.3.2 Returns of Inventory. If at any time or times hereafter any Account Debtor returns any Inventory to any Borrower, the shipment of which generated an Account on which such Account Debtor is obligated in excess of Fifty Thousand and 00/100 Dollars ($50,000.00), such Borrower shall immediately notify Agent of the same, specifying the reason for such return and the location, condition and intended disposition of the returned Inventory.

6.4 Administration of Equipment.

6.4.1 Records and Schedules of Equipment. Borrowers shall keep accurate records itemizing and describing the kind, type, quality, quantity and value of their Equipment and all dispositions made in accordance with subsection 6.4.2 hereof, and shall furnish Agent with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Agent. Immediately on request therefor by Agent, Borrowers shall deliver to Agent any and all evidence of ownership, if any, of any of the Equipment.

6.4.2 Dispositions of Equipment. Borrowers will not sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of Majority Lenders; provided, however, that the foregoing restriction shall not apply, so long as no Event of Default or Default exists, to (i) each such disposition of Equipment having a fair market value, or book value, whichever is greater, of Eight Thousand and 00/100 Dollars ($8,000.00) or less, provided that the total dispositions of Equipment during any consecutive twelve-month period do not exceed an aggregate fair market value, or book value, whichever is greater, of Two Hundred Fifty Thousand Dollars ($250,000) or (ii) replacements of Equipment that is substantially worn, damaged or obsolete with Equipment of like kind, function and value, provided that the replacement Equipment shall be acquired prior to or concurrently with any disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens, and Borrower shall have given Agent at least five (5) days prior written notice of such disposition.

6.5 Payment of Charges. All amounts chargeable to Borrowers under Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Loans from time to time.

SECTION 7. REPRESENTATIONS AND WARRANTIES

7.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make advances hereunder, each Borrower warrants, represents and covenants to Agent and Lenders that:

7.1.1 Organization and Qualification. Each Borrower and its Subsidiaries are corporations or limited partnerships, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation. Each Borrower and its Subsidiaries are duly qualified and are authorized to do business and are in good standing as foreign corporations or organizations, as applicable, in each state or jurisdiction listed on Exhibit 7.1.1 hereto and in all other states and jurisdictions where the character of their business or the nature of their activities make such qualification necessary.

7.1.2 Corporate Power and Authority. Each Borrower and its Subsidiaries are duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which they are a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate or partnership action, as applicable, and do not and will not (i) require any consent or approval of the shareholders of such Borrower or any of its Subsidiaries, (ii) contravene such Borrower’s or any of its Subsidiaries charter, articles or certificate of incorporation or certificate of limited partnership, as applicable, or bylaws or limited partnership agreements, as applicable, (iii) violate, or cause such Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Borrower or any of its Subsidiaries, (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower or any of its Subsidiaries are a party or by which it or their Properties may be bound or affected, or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by such Borrower or any of its Subsidiaries.

7.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower and its Subsidiaries enforceable against them in accordance with their respective terms.

7.1.4 Capital Structure. Exhibit 7.1.4 hereto states (i) the percentage of Voting Stock owned by each Borrower of its Subsidiaries, (ii) the name of each of Borrower’s corporate or joint venture Affiliates and the nature of the affiliation, (iii) the number, nature and holder of all outstanding Securities of each Borrower and each of its Subsidiaries and (iv) the number of authorized, issued and treasury shares of each Borrower and each of its Subsidiaries. Each Borrower has good title to all of the shares they purport to own of the stock of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such shares have been duly issued and are fully paid and non-assessable. There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of each Borrower or any of its Subsidiaries. There are no outstanding agreements or instruments binding upon any of Borrower’s shareholders relating to the ownership of their shares of capital stock.

7.1.5 Corporate Names. Neither Borrowers nor any of their Subsidiaries have been known as or used any corporate, fictitious or trade names except those listed on Exhibit 7.1.5 hereto. Except as set forth on Exhibit 7.1.5, neither Borrowers nor any of their Subsidiaries have been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person. Each Borrowers’ and its Subsidiaries’ state(s) of incorporation or organization, Type of Organization and Organizational I.D. Number are set forth on Exhibit 7.1.5. The exact legal name of each Borrower and each of their Subsidiaries is set forth on Exhibit 7.1.5.

7.1.6 Business Locations, Agent for Process. Each Borrower’s and its Subsidiaries’ executive offices and other places of business are as listed on Exhibit 6.1.1 hereto. During the preceding one (1) year period, neither Borrowers nor any of their Subsidiaries have had an office, place of business or agent for service of process other than as listed on Exhibit 6.1.1. Except as shown on Exhibit 6.1.1, no Inventory is stored with a bailee, warehouseman or similar party, nor is any Inventory consigned to any Person.

7.1.7 Title to Properties, Priority of Liens. Each Borrower and its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Each Borrower has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of Borrower’s Properties that is not a Permitted Lien. Except with respect to those Permitted Liens described in Section 8.2.5(d), and in Section 8.2.5(f) and (g) which specifically and expressly provide otherwise, the Liens granted to Agent under Section 5 hereof are first priority perfected Liens.

7.1.8 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by each Borrower with respect to any Account or Accounts. Unless otherwise indicated in writing to Agent, with respect to each Account:

(a) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(b) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by such Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Borrower and the Account Debtor;

(c) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent;

(d) Such Account, and Agent’s security interest therein, is not, and will not (by voluntary act or omission of the Borrower) be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition known to such Borrower

(or with respect to which Borrower should reasonably have had such knowledge), except for a dispute resulting in returned goods where such dispute is deemed by Agent to be immaterial, and each such Account is absolutely owing to such Borrower and is not contingent in any respect or for any reason;

(e) No Borrower has made an agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts or allowances which are granted by such Borrower in the ordinary course of its business for prompt payment and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Agent pursuant to Section 6.4 hereof;

(f) There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Agent with respect thereto;

(g) To the best of such Borrower’s knowledge, the Account Debtor thereunder (i) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (ii) such Account Debtor is Solvent; and

(h) To the best of such Borrower’s knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any material adverse change in such Account Debtor’s financial condition or the collectibility of such Account.

7.1.9 Equipment. The Equipment is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted. Such Borrower will not permit any of the Equipment to become affixed to any real Property leased to such Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form acceptable to Agent, and such Borrower will not permit any of the Equipment to become an accession to any personal Property other than Equipment that is subject to first-priority (except for Permitted Liens) Liens in favor of Agent and Lenders.

7.1.10 Financial Statements, Fiscal Year. Borrowers have caused to be furnished to Agent, (i) Gulfside’s year end audited financial statements for December 31, 2003, (ii) Gulfside’s quarter end internally prepared financial statements for June 30, 2004, (iii) Eagle, JEH’s, Eagle LP’s and Eagle Supply’s quarter end, audited financial statements for March 31, 2004 and (iv) Eagle, JEH’s and Eagle LP’s year end, internally prepared financial statements for year ending June 30, 2004. The fiscal year of Gulfside and Eagle Supply ends on December 31 of each year. The fiscal year of Eagle, JEH and Eagle LP ends on June 30 of each year.

7.1.11 Full Disclosure. The financial statements referred to in subsection 7.1.10 hereof do not (to the best of Borrowers’ knowledge), nor does this Agreement or any other written statement of Borrowers to Agent and/or Lender, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading.

There is no fact which Borrowers have failed to disclose to Agent and/or Lender in writing which materially affects adversely or, so far as Borrowers can now foresee, will materially affect adversely the Property, business, prospects, profits or condition (financial or otherwise) of Borrowers or any of their Subsidiaries or the ability of Borrowers or their Subsidiaries to perform this Agreement or the other Loan Documents.

7.1.12 Solvent Financial Condition. Each Borrower and its Subsidiaries are now, and, after giving effect to the Loans to be made and the Letters of Credit and LC Guaranties to be issued hereunder, at all times will be, Solvent.

7.1.13 Surety Obligations. Except as permitted in Section 8.2.6, neither Borrowers nor any of their Subsidiaries are obligated as surety or indemnitor under any surety or similar bond or other contract nor has Borrowers or any of their Subsidiaries issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any other Person.

7.1.14 Taxes. The federal tax identification number of each Borrower and each of Borrowers’ Subsidiaries is shown on Exhibit 7.1.14 hereto. Borrowers and each of their Subsidiaries have filed all federal, state and local tax returns and other reports they are required by law to file and have paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon them, their income and property as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings, and Borrowers maintain reasonable reserves on their books therefor. The provision for taxes on the books of Borrowers and their Subsidiaries are adequate for all years not closed by applicable statutes, and for their current fiscal year.

7.1.15 Brokers. There are no claims for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement.

7.1.16 Patents, Trademarks, Copyrights and Licenses. Each Borrower and its Subsidiaries own or possess all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of their business without any known conflict with the rights of others. All such patents, trademarks, service marks, tradenames, copyrights, licenses and other similar rights are listed on Exhibit 7.1.16 hereto and, unless otherwise indicated, are owned solely by the Borrower noted on the Exhibit.

7.1.17 Governmental Consents. Each Borrower and its Subsidiaries has, and are in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by them and to own or lease and operate its Property as now owned or leased and operated by them.

7.1.18 Compliance with Laws. Each Borrower and its Subsidiaries has duly complied with, and its Property, business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to such Borrower or such Subsidiary, as applicable, their Property or the conduct of their business, and there have been no citations, notices or orders of noncompliance issued to any Borrower or any of their Subsidiaries under any such law, rule or regulation. Each Borrower and its Subsidiaries have established and maintain an adequate monitoring system to insure that they remain in compliance with all federal, state and local laws, rules and regulations applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. § 201 et seq.), as amended.

7.1.19 Restrictions. Neither Borrowers nor any of their Subsidiaries are a party or subject to any contract, agreement or charter or other corporate restriction which materially and adversely affects their business or the use or ownership of any of their Property. Neither Borrowers nor any of their Subsidiaries are a party or subject to any contract or agreement which restricts their right or ability to incur Indebtedness, other than as set forth on Exhibit 7.1.19 hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by Borrowers or any of their Subsidiaries, as applicable.

7.1.20 Litigation. Except as set forth on Exhibit 7.1.20 hereto, there are no actions, suits, proceedings or investigations pending, or, to the knowledge of Borrowers, threatened, against or affecting any Borrower or any of its Subsidiaries, or the business, operations, Property, prospects, profits or condition of such Borrowers or any of its Subsidiaries. Neither Borrowers nor any of their Subsidiaries are in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal.

7.1.21 No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or Borrowers’ performance hereunder, constitute a Default or an Event of Default. Neither Borrowers nor any of their Subsidiaries are in default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Indebtedness to any Person for Money Borrowed.

7.1.22 Leases. Exhibit 7.1.22(a) hereto is a complete listing of all capitalized leases of each Borrower and its Subsidiaries, and Exhibit 7.1.22(b) hereto is a complete listing of all operating leases of each Borrower and its Subsidiaries. Each Borrower and its Subsidiaries are in full compliance with all of the terms of each of their respective capitalized and operating leases.

7.1.23 Pension Plans. Except as disclosed on Exhibit 7.1.23 hereto, neither Borrowers nor any of their Subsidiaries have any Plan. Borrowers and each of their Subsidiaries are in full compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that could result in a material adverse change in the financial condition of Borrowers or any of their Subsidiaries exists in connection with any Plan. Neither Borrowers nor any of their Subsidiaries have any withdrawal liability in connection with a Multiemployer Plan.

7.1.24 Trade Relations. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between each Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of such Borrower or any of its Subsidiaries, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely such Borrower or any of its Subsidiaries or prevent such Borrower or any of its Subsidiaries from conducting such businesses after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which they have heretofore been conducted.

7.1.25 Labor Relations. Except as described on Exhibit 7.1.25 hereto, neither Borrowers nor any of their Subsidiaries are a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of Borrowers’ or any of their Subsidiaries’ employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

7.1.26 Environmental Matters: Except as disclosed on Exhibit 7.1.26 attached hereto and made a part hereof, each Borrower has no knowledge:

(a) of the presence of any Hazardous Substances on any of the real property where such Borrower conducts operations or has its personal property; or

(b) of any on-site spills, releases, discharges, disposal(s) or storage of Hazardous Substances that have occurred or are presently occurring on any of such real property or where any Collateral is located; or

(c) of any spills, releases, discharges or disposal(s) of Hazardous Substances that have occurred or are presently occurring on any other real property as a result of the conduct, action or activities of such Borrower.

As used herein, the term “Hazardous Substances” means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.

7.1.27 Acquisition Documents. Borrowers have delivered true and correct copies of each of the Acquisition Documents, none of which have been amended without prior written notice to Agent and no default has occurred under any of the Acquisition Documents.

7.2 Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and in the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of Borrowers’ or their Subsidiaries’ businesses or operations that would render the information in any exhibit attached hereto either inaccurate, incomplete or misleading, so long as Agent has consented to such changes or such changes are expressly permitted by this Agreement. Without limiting the generality of the foregoing, each loan request made pursuant to subsection 3.1.1 hereof shall constitute Borrowers’ reaffirmation, as of the date of each such loan request, of each representation, warranty or other statement made or furnished to Agent and Lenders by or on behalf of Borrowers or any Subsidiary of any Borrower in this Agreement, any of the other Loan Documents, or any instrument, certificate or financial statement furnished in compliance with or in reference thereto.

7.3 Survival of Representations and Warranties. All representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and Lenders and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 8. COVENANTS AND CONTINUING AGREEMENTS

8.1 Affirmative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent and/or any Lender, each Borrower covenants that, unless otherwise consented to by Agent in writing, it shall:

8.1.1 Visits and Inspections. Permit representatives of Agent, from time to time, as often as may be reasonably requested to visit and inspect the Property of Borrowers and each of their Subsidiaries, inspect, audit and make extracts from their books and records, and discuss with their officers, their employees and their independent accountants, Borrowers’ and each of their Subsidiaries’ businesses, assets, liabilities, financial condition, business prospects and results of operations and at the request of Agent, will meet at least once every year (and after the occurrence and during the continuance of an Event of Default, more frequently, if requested by the Agent or the Majority Lenders) with the Lenders and the Agent hereunder at which meeting the business, operations, financial condition and prospects of the Borrowers are discussed.

8.1.2 Financial Statements. Keep, and cause each Subsidiary to keep, adequate records and books of account with respect to their business activities in which proper entries are made in accordance with sound financial and business practices, in a manner consistent with the information previously provided to Agent, reflecting all their financial transactions, and cause to be prepared and furnished to Agent and Lenders the following:

(a) not later than one hundred and twenty (120) days after the close of each fiscal year of Borrowers, unqualified audited financial statements of Borrowers and their Subsidiaries as of the end of such year, on a Consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrowers but acceptable to Agent (except for a qualification for changes in accounting principles with which the accountants concur);

(b) not later than forty-five (45) days after the end of each calendar quarter hereafter, unaudited interim financial statements of Borrowers and their Subsidiaries as of the end of such month and of the portion of Borrowers’ fiscal year then elapsed, on a Consolidated and consolidating basis, certified by the chief financial officers of Borrowers as fairly presenting the Consolidated financial position and results of operations of Borrowers and their Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(c) not later than forty-five (45) days after the end of each month hereafter (other than the last fiscal month of each fiscal year, as to which Borrowers shall have no obligation to deliver to Agent or Lenders financial statements as at and for the end of such fiscal month), unaudited interim financial statements of Borrowers and their Subsidiaries as of the end of such month and of the portion of Borrowers’ fiscal year then elapsed, on a Consolidated and consolidating basis, certified by the chief financial officers of Borrowers as fairly presenting the Consolidated financial position and results of operations of Borrowers and their Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(d) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Borrowers have made available to their Public shareholders, if any, and copies of any regular, periodic and special reports or registration statements which Borrowers file with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

(e) promptly after the filing thereof, copies of any annual report to be filed with ERISA in connection with each Plan; and

(f) such other data and information (financial and otherwise) as Agent, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrowers’ and each of their Subsidiaries’ financial condition or results of operations.

Concurrently with the delivery of the financial statements described in clause (a) of this subsection 8.1.2, Borrowers shall forward to Agent copies of the accountants’ letters, if any, to Borrowers’ management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Agent certificates of the aforesaid certified public accountants certifying to Agent that, based upon their examination of the financial statements of Borrowers and their Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof, and acknowledging, in a manner satisfactory to Agent, that they are aware that Agent is relying on such financial statements in making their decisions with respect to the Loans. Concurrently with the delivery of the financial statements described in clauses (a) and (b) of this subsection 8.1.2, or more frequently if requested by Agent, Borrowers shall cause to be prepared and furnished to Agent a compliance certificate in the form of Exhibit 8.1.2 hereto executed by the chief financial officer of Borrowers.

8.1.3 Landlord and Storage Agreements. Provide Agent with copies of all agreements between each Borrower or any of its Subsidiaries and any landlord or warehouseman which owns any premises at which any Inventory may, from time to time, be kept.

8.1.4 Subordinations. Provide Agent with a debt subordination agreement or other instrument, in form and substance satisfactory to Agent, executed by Borrowers, or any of them, and in the case of such agreement executed by any Person who is an officer, director or Affiliate of the Person to whom Borrowers, or any of them, are or hereafter become indebted for Subordinated Debt, subordinating in right of payment and claim all of such Subordinated Debt, and any future advances thereon to the full and final payment and performance of the Obligations (unless otherwise provided in such agreement); provided that, Borrowers may from time to time after the date of this Agreement borrow money on an unsecured, subordinated basis from Jim Resch or his affiliates in an aggregate amount not to exceed $3,000,000, which Borrowers may, notwithstanding such loans being subordinate to the Obligations, repay so long as (i) no Event of Default or Default under the Loan Agreement has occurred or is continuing, or would result from the making of any such payment(s) and (ii) Borrowers’ Excess Adjusted Availability is $2,000,000, after giving effect to the making of any such payments.

8.1.5 Projections. No later than one hundred twenty (120) days prior to the end of each fiscal year of Borrowers, deliver to Agent and Lenders, Projections of the financial conditions and results of operation of Borrowers for the next succeeding fiscal year, such Projections to be prepared on a month-to-month basis.

8.1.6 Notices. Promptly notify Agent in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or in any of the other Loan Documents inaccurate, incomplete or misleading.

8.1.7 Deposit and Brokerage Accounts. For each deposit account or brokerage account that each Borrower at any time opens or maintains, such Borrower shall, at Agent’s request and option, pursuant to an agreement in form and substance satisfactory to Agent and Borrower, cause the depository bank or securities intermediary, as applicable, to agree to comply at any time with instructions from Agent to such depository bank or securities intermediary, as applicable, directing the disposition of funds from time to time credited to such deposit or brokerage account, without further consent of such Borrower.

8.1.8 Commercial Tort Claims: Each Borrower will immediately notify Agent in writing in the event that any Borrower becomes a party to or obtains any rights with respect to any Commercial Tort Claim. Such notification shall include information sufficient to describe such Commercial Tort Claim, including, but not limited to, the parties to the claim, the court in which the claim was commenced, the docket number assigned to such claim, if any, and a detailed explanation of the events that gave rise to the claim. Each Borrower shall execute and deliver to Agent all documents and/or agreements necessary to grant Agent for the benefit of Lenders a security interest in such Commercial Tort Claim to secure the Obligations. Each Borrower authorizes Agent to file (without such Borrower’s signature) initial financing statements or amendments, as Agent deems necessary to perfect its security interest in the Commercial Tort Claim.

8.1.9 Letter of Credit Rights. Each Borrower shall provide Agent with written notice of any Letters of Credit for which any Borrower is the beneficiary. Each Borrower shall execute and deliver (or cause to be executed or delivered) to Agent, all documents and agreements as Agent may require in order to obtain and perfect its security interest for the benefit of Lenders in such Letter of Credit Rights.

8.2 Negative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent or any Lender, each Borrower covenants that, unless Agent has first consented thereto in writing, it will not:

8.2.1 Mergers, Consolidations, Acquisitions. Merge or consolidate, or permit any Subsidiary of any Borrower to merge or consolidate, with any Person; nor acquire, nor permit any of their Subsidiaries to acquire, all or any substantial part of the Property of any Person, without Majority Lenders’ prior written consent; provided that, one or more Borrowers may merge with another Borrower so long as Borrowers provide Agent with (i) notice of any intended merger not less than thirty (30) days prior to the effective date of any such merger, such notice to include copies of each of the definitive merger documents and (ii) to the extent that any name change occurs in connection with such merger, copies of all filed and stamped amendment documents within ten (10) days of the date of any such name change.

8.2.2 Loans. Make, or permit any Subsidiary of Borrowers to make, any loans or other advances of money (other than for salary, travel advances, advances against commissions and other similar advances in the ordinary course of business) to any Person, provided, however, so long as no Default or Event of Default exists, Borrowers shall be permitted to make, or permit any Subsidiary of Borrowers to make, loans or other advances of money so long as the total amount thereof does not exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in the aggregate outstanding at any one time.

8.2.3 Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any Subsidiary of any Borrower to create, incur or suffer to exist, any Indebtedness, except:

(a) Obligations owing to Agent or Lenders;

(b) Indebtedness of any Subsidiary of Borrowers to Borrowers;

(c) accounts payable to trade creditors and obligations and accruals for current operating expenses (other than for Money Borrowed) which are not aged more than one hundred twenty (120) days from billing date or more than thirty (30) days from due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being actively contested in good faith and by appropriate and lawful proceedings; and Borrowers or such Subsidiary shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrowers or such Subsidiary and their independent accountants;

(d) Obligations to pay Rentals permitted by subsection 8.2.9;

(e) Permitted Purchase Money Indebtedness in an amount not to exceed at any time Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00) in the aggregate;

(f) contingent liabilities arising out of (A) guarantees permitted under subsection 8.2.6 or as otherwise permitted in this Agreement, (B) endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business and (C) payments under lease agreements, employment agreements and other agreements entered into in the ordinary course of business upon fair and reasonable terms;

(g) Subordinated Debt; and

(h) Indebtedness not included in paragraphs (a) or (g) above, or not otherwise specifically permitted under this Agreement, which does not exceed at any time, in the aggregate, the sum of Two Million and 00/100 Dollars ($2,000,000.00).

8.2.4 Affiliate Transactions. Enter into, or be a party to, or permit any Subsidiary of any Borrower to enter into or be a party to, any transaction with any Affiliate of Borrowers, except: (i) in the ordinary course of Borrowers’ or such Subsidiary’s business and on terms no less favorable to Borrowers or such Subsidiary than Borrowers or such Subsidiary could obtain in a comparable arm’s length transaction with a Person not an Affiliate of Borrowers or such Subsidiary; or (ii) as otherwise specifically permitted in this Agreement, in the other Loan Documents or in any waiver of the terms of this covenant agreed to in writing by Agent and Majority Lenders (which waiver will not be unreasonably withheld or delayed).

8.2.5 Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of any Borrower to create or suffer to exist, any Lien upon any of their Property, income or profits, whether now owned or hereafter acquired, except:

(a) Liens at any time granted in favor of Agent;

(b) Liens for taxes (excluding any Lien imposed pursuant to any of the Provisions of ERISA) not yet due; or being contested in the manner described in subsection 7.1.14 hereto, but only if in Agent’s judgment such Lien does not adversely affect Agent’s rights or the priority of Agent’s Lien in the Collateral;

(c) Liens arising in the ordinary course of Borrowers’ businesses by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of Borrowers or materially impair the use thereof in the operation of such Borrowers’ businesses;

(d) Purchase Money Liens securing Permitted Purchase Money Indebtedness;

(e) such other Liens as appear on Exhibit 8.2.5 hereto; and

(f) such other Liens as Agent and Lenders may hereafter approve in writing.

8.2.6 Guarantees. Guaranty, indemnify, or otherwise agree to become liable for the payment or performance by any other Person of any Indebtedness or other liabilities or obligations of such Person, except as otherwise described under subsection 8.2.3 (f)(B).

(a) as otherwise described under subsection 8.2.3 (f)(B); and

(b) for the guaranty by Borrowers of an Affiliate’s payment or performance obligation arising under any instrument or agreement in respect of Indebtedness for which such Affiliate is liable and which Indebtedness is secured by a mortgage or deed of trust in favor of the holder of such Indebtedness against real Property, the title to or ownership of which is in such Affiliate; provided that, (A) Borrowers, or any of them, are the tenant in possession of such real Property, (B) the maximum liability of Borrowers under all such guarantees does not exceed Twenty-Five Million and 00/100 Dollars ($25,000,000.00) which limit shall apply to and include those guarantees identified Exhibit 8.2.6 hereto, (C) prior to the execution of any guarantees following the Closing Date, Borrowers provide Agent with written notice of the intended execution of such guarantee and promptly deliver to Agent a copy of such guarantee together with copies of the underlying documents upon execution thereof and (D) no Default or Event of Default exists at the time of execution of any such guarantee.

8.2.7 Disposition of Assets. Sell or otherwise dispose of any of, or permit any Subsidiary of any Borrower to sell or otherwise dispose of, any of its Property, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except, in each case, for so long as no Event of Default exists hereunder: (i) sales of Inventory and sales of other Property which does not constitute Collateral, in each case in the ordinary course of business; (ii) a transfer of Property to Borrowers by a Subsidiary of Borrowers; or (iii) other dispositions expressly authorized by this Agreement.

8.2.8 Bill-and-Hold Sales, Etc. Make a sale to any customer or customers on a guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis, or in the case of sales on a bill-and-hold basis in an aggregate amount in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) at any one time.

8.2.9 Leases. Become, or permit any of their Subsidiaries to become, a lessee under any operating lease (other than a lease under which Borrowers or any of their Subsidiaries are lessor) of Property if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months under the lease in question and all other leases under which Borrowers or any of their Subsidiaries are then lessee would exceed Fifteen Million and 00/100 Dollars ($15,000,000.00). The term “Rentals” means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease, exclusive of occupancy costs.

8.2.10 Capital Expenditures. Make Capital Expenditures (including payments on Capitalized Lease Obligations) which, as to Borrowers and/or any of their Subsidiaries exceed Six Million and 00/100 Dollars ($6,000,000.00), in the aggregate, during any fiscal year of Borrowers.

8.2.11 Distributions. Declare or make, or permit any Subsidiary of any Borrower to declare or make, any Distribution, except for (i) Permitted Tax Distributions and (ii) other Distributions so long as no Default or Event of Default has occurred or would exist after giving effect to such Distribution and Borrowers have an Excess Adjusted Availability of not less than $2,000,000 at the time of and after giving effect to such Distribution.

8.2.12 Stock of Borrowers and/or Subsidiaries. Issue, or permit any of their Subsidiaries to issue, any additional shares of their capital stock except director’s qualifying shares and except in respect to stock options to Borrowers’ directors or management, or in conjunction with an initial public offering.

8.2.13 Restricted Investment. Make or have, or permit any Subsidiary of Borrowers to make or have, any Restricted Investment.

8.2.14 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers or a Subsidiary of Borrowers.

8.2.15 Subordinated Debt. Make any payments of Subordinated Debt in violation of the corresponding subordination agreement(s).

8.2.16 Acquisition Documents. Amend, modify or waive any provision of the Acquisition Documents.

8.3 Specific Financial Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent or any Lender, Borrowers covenant and agree that unless otherwise consented to by Agent in writing, they shall:

8.3.1 Tangible Capital Base. Achieve a consolidated Tangible Capital Base of not less than negative Eight Million Dollars ($8,000,000) on the Closing Date to be increased as of the last day of each fiscal quarter thereafter by 50% of positive Net Income (after consideration of eligible distributions on account of pass through taxes, if any) for the quarter then ending on a cumulative basis (without any offset for losses).

8.3.2 Debt Service Coverage Ratio. Achieve a Debt Service Coverage Ratio of not less than 1.10 to 1.00, tested as follows: on a trailing three (3) month basis for the quarter ending December 31, 2004; (ii) on a trailing six (6) month basis for the quarter ending March 31, 2005; (iii) on a trailing nine (9) month basis for the quarter ending June 30, 2005; and (iv) on a trailing twelve (12) month basis at the end of each quarter thereafter.

SECTION 9. CONDITIONS PRECEDENT

Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent and Lenders under the other sections of this Agreement, Lenders shall not be required to make any Loan under this Agreement unless and until each of the following conditions has been and continues to be satisfied:

9.1 Documentation. Agent shall have received, in form and substance satisfactory to Agent and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments, opinions and certificates as Agent and its counsel shall require in connection therewith from time to time, all in form and substance satisfactory to Agent and its counsel, including without limitation, the following:

(a) Certificates of Insurance with respect to Borrowers’ casualty and liability insurance policies, together with loss payable endorsements on Agent’s standard form of lender loss payee naming Agent as lender loss payee;

(b) Certified copies of (i) resolutions of Borrowers’ respective board of directors authorizing the execution and delivery of this Agreement and the Loan Documents (as applicable) and the performance of all transactions contemplated hereby and thereby, (ii) Borrowers’ by-laws and limited partnership agreements, as applicable, and (iii) incumbency certificates of Borrowers;

(c) A copy of the Articles or Certificates of Incorporation or Certification of limited partnership, as applicable, of Borrowers, and all amendments thereto, certified by an officer of such Borrower or by the Secretary of State or other appropriate official of their respective jurisdiction of incorporation;

(d) Good standing certificates for Borrowers issued by the Secretary of State or other appropriate official of Borrowers’ jurisdiction of incorporation and each jurisdiction where the conduct of Borrowers’ businesses activities or the ownership of their Properties necessitates qualification;

(e) A closing certificate signed by the Chief Executive Officer of each Borrower dated as of the date hereof, stating that (i) the representations and warranties set forth in Section 7 hereof are true and correct on and as of such date, (ii) Borrowers are, on such date, in compliance with all the terms and provisions set forth in this Agreement and (iii) on such date no Default or Event of Default has occurred or is continuing;

(f) The Security Documents duly executed, accepted and acknowledged by or on behalf of each of the signatories thereto;

(g) The Other Agreements duly executed and delivered by Borrowers;

(h) The favorable, written opinion of Fowler White Boggs Banker, counsel to Borrowers, as to the transactions contemplated by this Agreement, any of the other Loan Documents and the transactions contemplated under the Acquisition Documents;

(i) The favorable, solvency opinion from Marshall & Stevens Incorporated as to the transactions contemplated under this Agreement, the Loan Documents and the Acquisition Documents;

(j) An initial Borrowing Base Certificate from Borrowers;

(k) Appropriate arrangements for payment of all fees and expenses owing hereunder;

(l) Landlord Waivers for each of Borrowers’ locations as listed on Exhibit 6.1.1 hereto;

(m) UCC-1 Financing Statements and/or amendments, as necessary;

(n) Duly executed Subordination Agreements;

(o) Delivery of the original notes for all Accounts that have been converted to note receivables or otherwise constitute Eligible Notes Receivables together with an assignment agreement in form and substance satisfactory to Agent in its sole discretion;

(p) Internally prepared financial statements of Gulfside for the period ending June 30, 2004;

(q) Duly executed Collateral Pledge Agreements;

(r) Duly executed payoff letters and lien termination authorizations, in form and substance satisfactory to Agent, with respect to all existing secured Indebtedness of Gulfside and the other Borrowers, as necessary;

(s) The merger of Eagle Supply Group, Inc. into Gulfco Acquisition, Inc. pursuant to the terms of the Acquisition Documents shall be completed on or prior to the Closing Date; and

(t) Such other documents, instruments and agreements as Agent shall reasonably request in connection with the foregoing matters.

9.2 No Default. No Default or Event of Default shall exist.

9.3 Other Loan Documents. Each of the conditions precedent set forth in the other Loan Documents, shall have been satisfied or waived by Agent in writing.

9.4 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

9.5 Availability. Agent shall have determined that immediately after Lenders have made the initial Loans and issued the initial Letters of Credit and LC Guaranties contemplated hereby, and paid all closing costs incurred in connection with the transactions contemplated hereby, Excess Adjusted Availability shall not be less than Four Million and 00/100 Dollars ($4,000,000.00).

9.6 Acquisition. The Acquisition shall have been consummated substantially in accordance with the terms of the Acquisition Documents.

9.7 Equity. Agent shall have received evidence satisfactory to Agent and Lenders that not less than Ten Million and 00/100 Dollars ($10,000,000.00) in cash has been contributed as equity to Gulfside by James S. Resch.

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

10.1 Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default”:

10.1.1 Payment of Notes. Borrower shall fail to pay any installment of principal, interest or premium, if any, owing on the Revolving Credit Note, the Term Note or any Equipment Note on the due date of such installment.

10.1.2 Payment of Other Obligations. Borrower shall fail to pay any of the Obligations that are not evidenced by the Revolving Credit Note, the Term Note or any Equipment Note on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

10.1.3 Misrepresentations. Any representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of Borrowers, any Subsidiary of Borrowers in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 7.2 hereof.

10.1.4 Breach of Specific Covenants. Borrowers, or any of them, shall fail or neglect to perform, keep or observe any covenant contained in Sections 5.2, 5.3, 6.1, 6.2, 6.4, 6.5, 8.1, 8.2 or 8.3 hereof, on the date that Borrowers are required to perform, keep or observe such covenant.

10.1.5 Breach of Other Covenants. Borrowers, or any of them, shall fail or neglect to keep or observe any other covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 10.1 hereof) and the breach of such covenant is not cured to Agent’s or Majority Lenders’ satisfaction within twenty (20) days after the sooner to occur of Borrowers’ receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any officer of Borrowers.

10.1.6 Default Under Security Documents/Other Agreements. Any event of default shall occur under, or Borrowers, or any of them, shall default in the performance or observance of any covenant, condition or agreement contained in, any of the Security Documents or the Other Agreements and such default shall continue beyond any applicable grace period.

10.1.7 Other Defaults. There shall occur any default or event of default which is continuing on the part of Borrowers, or any of them, under any agreement, document or instrument to which Borrowers are a party or by which Borrowers or any of their Property is bound, creating or relating to any Indebtedness (other than the Obligations) if the payment or maturity of such Indebtedness is accelerated in consequence of such event of default or demand for payment of such Indebtedness is made.

10.1.8 Uninsured Losses. Any loss, theft, damage or destruction of any of the Collateral not fully covered (subject to such deductibles as Agent shall have permitted) by insurance shall have occurred, and such loss, theft, damage or destruction shall have a material adverse effect on Borrowers’ financial condition, Property or business prospects.

10.1.9 Adverse Changes. There shall occur any material adverse change in the financial condition, Property, operations or business prospects of Borrowers.

10.1.10 Insolvency and Related Proceedings. Borrowers, or any of them, shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against Borrowers, any Subsidiary of Borrowers under the Bankruptcy Code (if against Borrowers, any Subsidiary of Borrowers, the continuation of such proceeding for more than thirty (30) days, or Borrowers shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

10.1.11 Business Disruption. There shall occur a cessation of a substantial part of the businesses of Borrowers, or any of them, or any Subsidiary of Borrowers for a period which significantly affects Borrowers’ or such Subsidiary’s capacity to continue their businesses, on a profitable basis; or Borrowers or any Subsidiary, if existing, of Borrowers shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrowers or such Subsidiary which is necessary to the continued or lawful operation of their business; or Borrowers or any Subsidiary shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of their business affairs.

10.1.12 Change of Ownership; etc. (i) James S. Resch, Molly A. Resch, Bradley J. Resch, Stephanie A. Resch and Jill M.Buhler shall collectively cease to own or control, beneficially and of record, all of the issued and outstanding capital stock of Gulfside, or (ii) James S. Resch and Bradley J. Resch shall cease to be active in the day to day management of Borrowers unless a replacement manager or managers, acceptable to Agent, in its sole discretion, is/are appointed within ninety (90) days of the date both cease to be active in the day to day management of Borrowers, or (iii) Gulfside or any of its Subsidiaries shall cease to own or control, beneficially and of record, all of the issued and outstanding capital stock of their respective Subsidiaries.

10.1.13 ERISA. A Reportable Event shall occur which Agent, in its sole discretion, or Majority Lenders, in their sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrowers, any Subsidiary of Borrowers are in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrowers’, such Subsidiary’s complete or partial withdrawal from such Plan.

10.1.14 Challenge to Agreement. Any Borrower or any Subsidiary of any Borrower, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent.

10.1.15 Criminal Forfeiture. Any Borrower or any Subsidiary of any Borrower shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of such Borrower or any Subsidiary of such Borrower.

10.1.16 Judgments. Any money judgment, singly, or in the aggregate, in each case in excess of Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00), is filed against Borrowers, or any of them, or any Subsidiary of any Borrower, or any of their respective Property and such judgment is not satisfied, bonded to the satisfaction of Agent or stayed within forty-five (45) days of such filing is filed against any Property of any Borrower.

10.2 Acceleration of the Obligations. Without in any way limiting the right of Agent to demand payment of any portion of the Obligations payable on demand in accordance with Section 3.2 hereof and the right of Agent to cease making Loans, upon or at any time after the occurrence of an Event of Default, all or any portion of the Obligations shall, at the option of Agent, (at the written direction of Majority Lenders) and without presentment, demand protest or further notice by Agent or any Lender, become at once due and payable, and Borrowers shall forthwith pay to Agent for the benefit of Lenders the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in subsection 10.1.9 hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand.

10.3 Other Remedies. Upon and after the occurrence of an Event of Default, Agent may, and at the request of Majority Lenders shall (in such order, under such procedures and with such timing as Agent may determine), exercise from time to time the following rights and remedies:

10.3.1 All of the rights and remedies of a secured party under the Code or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

10.3.2 The right to take immediate possession of the Collateral, and to (i) require Borrowers to assemble the Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrowers, Borrowers agree not to charge Agent or Lenders for storage thereof).

10.3.3 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Borrowers agree that ten (10) days written notice to Borrowers of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on Borrowers’ premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent or any Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, first to the costs, expenses and attorneys’ fees incurred by Agent in collecting the Obligations, in enforcing the rights of Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral; second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, Borrowers shall remain jointly and severally liable to Agent and Lenders therefor.

10.3.4 Agent is hereby granted a license or other right to use, without charge, Borrowers’ labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Borrowers’ rights under all licenses and all franchise agreements shall inure to Agent’s benefit.

10.3.5 Agent may, at its option, and shall at the request of Majority Lenders, require Borrowers to deposit with Agent funds equal to the LC Amount and, if Borrowers fail to promptly make such deposit, Agent and Lenders may advance such amount as a Base Rate Loan (whether or not an Overadvance is created thereby). Any such deposit shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrowers.

10.4 Payments after an Event of Default. The proceeds realized from the sale of any Collateral may be applied as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of Agent in connection with enforcing, protecting and defending the rights of Agent and the Lenders under this Agreement and the other Loan Documents and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all of the Obligations consisting of accrued fees and interest;

FOURTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of any outstanding Letter of Credit or LC Guaranty);

FIFTH, to all other Obligations and other obligations which shall have become due and payable under the other Loan Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FOURTH” above;

SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its Pro Rata Percentage (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH” and “FIFTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FOURTH” above are attributable to the issued but undrawn amount of and outstanding Letter of Credit or LC Guaranty, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the issuer from time to time for any drawings under such Letter of Credit or LC Guaranty and (B) then, following the expiration of all Letters of Credit and LC Guaranties, to all other obligations of the types described in clauses “FOURTH” and “FIFTH” above in the manner provided in this Section 10.4.

10.5 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Surety Agreement given to Agent or any Lender or contained in any other agreement between Agent or any Lender and Borrowers, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The failure or delay of Agent or any Lender to require strict performance by Borrowers of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all

Loans and all other Obligations owing or to become owing from Borrowers to Agent or any Lender shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrowers under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Agent or any Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent or any Lender and directed to Borrowers.

SECTION 11. AGENT

As between Agent, on one hand, and Lenders, on the other hand, Agent and each Lender, who are now or shall become parties to this Agreement, agrees as follows (and the Borrowers hereby consent to, and approve, such agreement):

11.1 Appointment and Authorization. Each Lender, and each subsequent holder of any of the Notes by its acceptance thereof, hereby irrevocably appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Subject to the provisions of this Agreement, Agent will handle all transactions relating to the Loans and all other Obligations, including, without limitation, all transactions with respect to Letters of Credit, LC Guaranties, this Agreement, the other Loan Documents and all related documents in accordance with its usual practices. The rights, privileges and remedies accorded to the Agent hereunder shall be exercised by Agent on behalf of and for the ratable benefit of all Lenders.

11.2 General Immunity. In performing its duties as Agent hereunder, Agent will take the same care as it takes in connection with loans in which it alone is interested. However, neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith except as such action or omission are caused solely from its or their own gross negligence or willful misconduct unless such action was taken or omitted to be taken by Agent at the direction of Majority Lenders.

11.3 Consultation with Counsel. Agent may consult with legal counsel and any other professional advisors or consultants deemed necessary or appropriate and selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel or advisors.

11.4 Documents. Agent shall not be under a duty to examine into or pass upon the effectiveness, genuineness or validity of this Agreement or any of the Notes or any other Loan Document furnished pursuant hereto or in connection herewith, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be. In addition, Agent shall not be liable for failing to make any inquiry concerning the accuracy, performance or observance of any of the terms, provisions or conditions of such instrument or document.

11.5 Rights as a Lender. With respect to its applicable Pro Rata Share in each of the Loans, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Agent in its individual capacity. Subject to the provisions of this Agreement, Agent may lend money to and generally engage in any kind of business with Borrowers and its Affiliates as if it were not Agent.

11.6 Responsibility of Agent. It is expressly understood and agreed that the obligations of Agent hereunder are only those expressly set forth in this Agreement and that Agent shall be entitled to assume that no Default or Event of Default, has occurred and is continuing, unless Agent has actual knowledge of such fact. Except to the extent Agent is required by Majority Lenders pursuant to the express terms hereof to take a specific action, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement and the Loan Documents. Agent shall incur no liability under or in respect of this Agreement and the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances. It is agreed among Agent and Lenders that Agent shall have no responsibility to carry out audits or otherwise examine the books and records or properties of any Borrower, except as Agent in its reasonable discretion deems appropriate and in accordance with the terms of this Agreement. The relationship between Agent and each Lender is and shall be that of agent and principal only and nothing herein shall be construed to constitute Agent a joint venturer with any Lender, a trustee or fiduciary for any Lender or for the holder of a participation therein nor impose on Agent duties and obligations other than those set forth herein.

11.7 Collections and Disbursements.

(a) Agent will have the right to collect and receive all payments of the Obligations, and to collect and receive all reimbursements for draws or payments made under the Letters of Credit or LC Guaranties respectively, together with all fees, charges or other amounts due under this Agreement and the other Loan Documents, and Agent will remit to each Lender, according to its applicable Pro Rata Percentage, all such payments actually received by Agent (subject to any required clearance procedures) in accordance with the settlement procedures established from time to time. Settlements (including adjustments of the proportionate shares among the Lenders) shall occur weekly in accordance with Section 3.1.6 on the Settlement Dates, or more frequently as determined by Agent. Between Settlement Dates, all collections and payments shall first be applied to reduce the outstanding principal balance of the Revolving Credit Loans and if FCC is the Agent, collections and payments received between Settlement Dates shall be used to reduce FCC’s proportionate share of the Revolving Credit Loans.

(b) If any such payment received by Agent or FCC in its capacity as the issuer of Letters of Credit or LC Guaranties is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the other Loan Documents, each Lender will, upon written notice from Agent, promptly pay over to Agent its Pro Rata Percentage of the amount so rescinded or returned, together with interest and other fees thereon if also required to be rescinded or returned.

(c) All payments by Agent and Lenders to each other hereunder shall be in immediately available funds. Agent will at all times maintain proper books of account and records reflecting the interest of each Lender in the Loans, in a manner customary to Agent’s keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender’s sole expense. Agent may treat the payees of any Note as the holder thereof until written notice of the transfer thereof shall have been received by Agent in accordance with Section 11.16. In the event that any Lender shall receive any payments in reduction of the Loans in an amount greater than its applicable Pro Rata Percentage in respect of Obligations to Lenders evidenced hereby (including, without limitation amounts obtained by reason of setoffs), such Lender shall hold such excess in trust for Agent (on behalf of all other Lenders) and shall promptly remit to Agent such excess amount so that the amounts received by each Lender hereunder shall at all times be in accordance with its applicable Pro Rata Percentage. To the extent necessary for each Lender’s actual percentage of all outstanding Loans to equal its applicable Pro Rata Percentage, the Lender having a greater share of any payment(s) than its applicable Pro Rata Percentage shall acquire a participation in the applicable Pro Rata Share of the other Lenders as determined by Agent.

11.8 Indemnification. Lenders hereby each indemnify Agent (and Agent’s Affiliates with respect to Letters of Credit and LC Guaranties) ratably according to the respective amounts of each Lender’s Pro Rata Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent (or Agent’s Affiliates as the case may be) in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent (or Agent’s Affiliates, as the case may be) under or related to this Agreement or the Loans, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent’s (or Agent’s Affiliate’s, as the case may be) gross negligence or willful misconduct unless such action was taken or omitted to be taken by Agent (or Agent’s Affiliates, as the case may be) at the direction of Majority Lenders. Agent shall have the right to deduct, from any amounts to be paid by Agent to any Lender hereunder, any amounts owing to Agent by such Lender by virtue of this Section.

11.9 Expenses.

(a) All out-of-pocket costs and out-of-pocket expenses incurred by Agent and not reimbursed on demand by Borrowers, in connection with the analysis, negotiation, preparation, consummation, creation, amendment, administration, termination work-out, forbearance and enforcement of the Loans (including, without limitation, audit expenses, counsel, consultant and expert fees and expenditures to protect, preserve and defend Agent’s, and each Lender’s rights and interest under this Agreement and under the other Loan Documents) as provided elsewhere in this Agreement shall be shared and paid on demand by Lenders pro rata based on their applicable Pro Rata Percentage.

(b) Agent may deduct from payments or distributions to be made to Lenders such funds as may be necessary to pay or reimburse Agent for such costs or expenses.

11.10 No Reliance. By execution of or joining in this Agreement, each Lender acknowledges that it has entered into this Agreement and the other Loan Documents solely upon its own independent investigation and is not relying upon any information supplied by or any representations made by Agent. Each Lender shall continue to make its own analysis and evaluation of each Borrower. Agent makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, any obligor or any Account Debtor of any Borrower; the accuracy, sufficiency or currency of any information concerning the financial condition, prospects or results of operations of any Borrower; or the sufficiency, authenticity, legal effect, validity or enforceability of this Agreement or the other Loan Documents. Agent assumes no responsibility or liability with respect to the collectibility of the Obligations or the performance by any Borrower of any obligation under this Agreement or the Loan Documents.

11.11 Reporting. During the term of this Agreement, Agent will promptly furnish each Lender with copies of all notices and financial statements of Borrowers required to be delivered or obtained hereunder and such other financial statements and reports and other information in Agent’s possession as any Lender may reasonably request. Agent will promptly notify Lenders when it receives actual knowledge of any Event of Default under the Loan Documents.

11.12 Removal of Agent. Agent may resign at any time upon giving thirty (30) days prior written notice thereof to Lenders and Borrowers. Agent may be removed as Agent hereunder upon the written consent of all Lenders exclusive of Agent upon the following: (i) willful misconduct in the performance of Agent’s duties or responsibilities under this Agreement as finally determined by a court of competent jurisdiction; or (ii) if a receiver, trustee or conservator is appointed for Agent or any state or federal regulatory authority assumes management or control of Agent or if, under applicable law, the administrative or discretionary duties and responsibilities of Agent hereunder become controlled by or subject to the approval of any state or federal regulatory authority. Upon any resignation or permitted removal of Agent, Lenders (exclusive of Agent) shall have the right to appoint a successor Agent by majority vote of the other Lenders (based upon the Pro Rata Percentages of the other Lenders). Upon the acceptance of the appointment as a successor Agent hereunder by such successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, obligations and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder.

11.13 Action on Instructions of Lenders. With respect to any provision of this Agreement, or any issue arising thereunder, concerning which Agent is authorized to act or withhold action by direction of Lenders (or, if applicable, Majority Lenders), Agent shall in all cases be fully protected in so acting, or in so refraining from acting, hereunder in accordance with written instructions signed by Lenders (or, if applicable, Majority Lenders). Such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders and on all holders of the Notes.

11.14 Several Obligations. The obligation of each Lender is several, and neither Agent nor any other Lender shall be responsible for the obligation and commitment of any other Lender.

11.15 Consent of Lenders.

(a) Except as expressly provided herein, Agent shall have the sole and exclusive right to service, administer and monitor the Loans and the Loan Documents, including, without limitation, the right to exercise all rights, remedies, privileges and options under this Agreement and under the other Loan Documents, including, without limitation, the credit judgment with respect to the making of Loans and the determination as to the basis on which and extent to which Loans may be made and, upon consultation with Agent’s Affiliates, the determination as to whether draws should be honored for Letters of Credit.

(b) Notwithstanding anything to the contrary contained in Section 11.15(a) above, Agent shall not without the prior written consent of all Lenders: (i) extend any payment date under the Notes or the Term of this Agreement; (ii) reduce any interest rate applicable to any of the Loans, any fee payable to Lenders hereunder or any fee for any Letter of Credit or LC Guaranty; (iii) increase the Total Credit Facility; (iv) waive any Event of Default under Section 10.1.1 and Section 10.1.2; (v) compromise or settle all or a portion of the Obligations; (vi) release any obligor from the Obligations except in connection with termination of the Revolving Credit Facility and the Term Loan and full payment and satisfaction of all Obligations; (vii) amend the definition of Majority Lenders; (viii) amend this Section 11.15(b); or (ix) release Collateral in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) in the aggregate in any fiscal year provided that Agent may, in its discretion and without the consent of any Lender, release insurance proceeds collected under Section 6.1.2 to Borrowers to permit the repair, reconstruction or replacement of the loss or damage to Collateral.

(c) After an acceleration of the Obligations, Agent shall have the sole and exclusive right, after consultation (to the extent reasonably practicable under the circumstances) with all Lenders, to exercise or refrain from exercising any and all right, remedies, privileges and options under this Agreement or the other Loan Documents and available at law or in equity to protect the rights of Agent and Lenders and collect the Obligations, including, without limitation, instituting and pursuing all legal actions brought against any Borrower or to collect the Obligations, or defending any and all actions brought by any Borrower or other Person; or incurring expenses or otherwise making expenditures to protect the Collateral, the Loans or Agent’s or any Lenders’ rights or remedies.

11.16 Participations and Assignments. Each Borrower hereby acknowledges and agrees that any Lender may at any time (subject to the prior written consent of Agent): (a) grant participations in up to forty-nine percent (49%) of its Pro Rata Share of the Loans and of its right, title and interest therein or in or to this Agreement (collectively, “Participations”) to any other lending office of such Lender or to any Participating Lender; provided, however, that: (i) all amounts payable by Borrowers to each Lender hereunder shall be determined as if such Lender had not granted such Participation; and (ii) any agreement pursuant to which any Lender may grant a Participation: (A) shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; (B) such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement without the consent of the Participating Lender if such amendment, modification or waiver would reduce the principal of or rate of interest on the Loans, increase the amount of the Total Credit Facility, or postpone the date fixed for any scheduled payment of principal of or interest on the Loans; and (C) shall not relieve such Lender from its obligations, which shall remain absolute, to (subject to the terms and conditions hereof) make Loans hereunder; and (b) assign, pursuant to a written assignment and acceptance in form and substance satisfactory to Agent (the “Assignment”) all or any percent of its Pro Rata Share of the Loans, or any right, title and interest therein or in and to this Agreement to any financial institution so long as (i) after any such assignment occurs, the Pro Rata Share of each Lender under this Agreement equals at least Five

Million and 00/100 Dollars ($5,000,000.00), (ii) Agent consents to such assignment in writing and (iii) Agent receives an assignment fee from the assigning Lender (not reimbursable by or chargeable to the Borrowers) of $3,500. Upon the execution by the assignor and assignee of the Assignment, and delivery to Agent of the Assignment for acceptance, the assigning Lender shall, to the extent provided in the Assignment, be released from its obligations under this Agreement and the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment have the rights and obligations of a Lender hereunder. All Participations and assignments hereunder shall be of all of the Loans in the same proportion as is the Pro Rata Percentage of all Loans of the Lender making the assignment or granting the Participation. Each Borrower agrees that it will use its best efforts to assist and cooperate with Agent in any manner reasonably requested by Agent to effect the sale of participations in or assignments pursuant to this Section 11.16, including, without limitation, assisting in the preparation of appropriate disclosure documents. Borrower further agrees that Agent may disclose credit information regarding such Borrower to any potential participant or assignee.

11.17 Borrowers’ Consent. Any amendment to Section 11 (other than Section 11.16) of this Agreement shall not require Borrower’s consent.

SECTION 12. MISCELLANEOUS

12.1 Power of Attorney. Each Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact), coupled with an interest, solely for the purposes set forth below, and Agent, or Agent’s agent, may, without notice to such Borrower and in either Borrower’s or Agent’s name, but at the cost and expense of such Borrower:

12.1.1 At such time or times upon or after the occurrence of a Default or an Event of Default as Agent or said agent, in its sole discretion, may determine, endorse such Borrower’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent’s control.

12.1.2 At such time or times upon or after the occurrence of an Event of Default as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of such Borrower’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable and, at Agent’s option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign such Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to such Borrower and to notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the names of such Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the names of such Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use such Borrower’s stationery and sign the names of such Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, and any other Collateral; (xi) make and adjust claims under policies of insurance, and (xii) do all other acts and things necessary, in Agent’s determination, to fulfill such Borrower’s obligations under this Agreement.

12.2 Indemnity. Borrowers hereby agree to indemnify Agent and hold Agent harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Agent (including reasonable attorneys fees and legal expenses) as the result of Borrowers’ failure, or alleged failure, to observe, perform or discharge Borrowers’ duties hereunder. In addition, Borrowers shall defend Agent and each Lender against and save each harmless from all claims of any Person with respect to the Collateral. Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Agent and each Lender by any Person under any Environmental Laws or similar laws by reason of Borrowers’ or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Borrowers under this Section 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

12.3 Modification of Agreement; Sale of Interest. This Agreement may not be modified, altered or amended except by an agreement in writing signed by Borrowers, Agent and Lenders. Borrowers may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, Borrowers’ rights, title, interests, remedies, powers, and duties hereunder or thereunder. Borrowers hereby consent to any Lender’s participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, any Lender’s rights, title, interests, remedies, powers, and duties hereunder or thereunder. In the case of an assignment, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were “Lender” hereunder, and such Lender shall be relieved of all obligations hereunder upon any such assignments. Borrowers agree that they will use their best efforts to assist and cooperate with the transferring Lender in any manner reasonably requested by such Lender to effect the sale of participations in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents. Borrowers further agree that each Lender may disclose credit information regarding Borrowers and their Subsidiaries to any potential participant or assignee.

12.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.5 Successors and Assigns. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrowers, Agent and each Lender permitted under Section 12.3 hereof.

12.6 Cumulative Effect, Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made coextensive with the provisions of this Agreement. Except as otherwise provided in Section 3.2 hereof and except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

12.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

12.8 Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered immediately when delivered against receipt, five (5) days after deposit in the mail, postage prepaid, or one (1) Business Day after deposit with an overnight courier or in the case of facsimile notice, when sent, addressed as follows:

If to Agent:	Fleet Capital Corporation
200 Glastonbury Boulevard
Glastonbury, CT 06033
Attention: Loan Administration Manager
Facsimile No.: 860-657-7759

With a copy to:	Blank Rome LLP
One Logan Square
Philadelphia, PA 19103
Attention: Harvey I. Forman, Esquire
Facsimile No.: 215-832-5516

If to Lenders:	To the address for each Lender set forth on Annex I hereto.

If to Borrowers:	c/o Gulfside Supply, Inc.
501 N. Reo Street
Tampa, FL 33609-1012
Attention: James S. Resch, President
Facsimile No.: 813-636-9220

With a copy to:	Fowler White Boggs Banker
501 East Kennedy Boulevard
Tampa, FL 33602
Attention: David C. Shobe, Esquire
Facsimile No.: 813-229-8313

or to such other address as each party may designate for itself by notice given in accordance with this Section 12.8, provided, however, that any notice, request or demand to or upon Agent pursuant to subsection 3.1.1 or 4.2.2 hereof shall not be effective until received by Agent. Any notice provided hereunder to any Borrower shall be deemed to have been provided to, and shall bind and be effective against, all Borrowers.

12.9 Agent and Lender’s Consent. Whenever Agent or any Lender’s consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction condition or event, Agent or any Lender shall be authorized to give or withhold such sole and absolute discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

12.10 Credit Inquiries. Borrowers hereby authorize and permit Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning Borrowers or any of their Subsidiaries.

12.11 Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

12.12 Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

12.13 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

12.14 GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN NEW YORK, NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN NEW YORK, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT’S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT’S OR ANY LENDER’S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH

THE LAWS OF NEW YORK AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWERS, AGENT OR ANY LENDER, BORROWERS HEREBY CONSENT AND AGREE THAT THE SUPREME COURT OF THE STATE OF NEW YORK, SITTING IN NEW YORK COUNTY, OR, AT AGENT’S OPTION, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWERS, AGENT OR ANY LENDER PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWERS HEREBY WAIVE ANY OBJECTION WHICH BORROWERS MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY, SUCH COURT. BORROWERS HEREBY WAIVE PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREE THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWERS’ ACTUAL RECEIPT THEREOF OR FIVE (5) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

12.15 WAIVERS BY BORROWERS. BORROWERS WAIVE (i) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT ON WHICH BORROWERS MAY IN ANY WAY BE LIABLE AND HEREBY RATIFY AND CONFIRM WHATEVER AGENT MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY OF AGENT’S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (v) NOTICE OF ACCEPTANCE HEREOF. BORROWERS ACKNOWLEDGE THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT AND LENDERS’ ENTERING INTO THIS AGREEMENT AND

THAT AGENT AND EACH LENDER ARE RELYING UPON THE FOREGOING WAIVERS IN THEIR FUTURE DEALINGS WITH BORROWERS. BORROWERS WARRANT AND REPRESENT THAT THEY HAVE REVIEWED THE FOREGOING WAIVERS WITH THEIR LEGAL COUNSEL AND HAVE KNOWINGLY AND VOLUNTARILY WAIVED THEIR JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.16 Parties to Act in a Commercially Reasonable Manner. Each party hereto agrees to act at all times in their dealings with the other party hereto in a commercially reasonable manner.

SECTION 13. SPECIAL INTER-BORROWER PROVISIONS

13.1 Certain Borrower Acknowledgments and Agreements.

13.1.1 Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive the Total Credit Facility on favorable terms granted by this Agreement and other Loan Documents which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the Total Credit Facility which each Borrower may utilize directly and which receive the credit support of the other Borrower as contemplated by this Agreement and the other Loan Documents.

13.1.2 The Agent has advised the Borrowers that Agent and Lenders are unwilling to enter into this Agreement and the other Loan Documents and make available the Total Credit Facility extended hereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of Borrowers under this Agreement and other Loan Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Agent and Lenders to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to Borrowers of the Total Credit Facility, the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions jointly with the other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth.

13.1.3 Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Loan Documents (including, without limitation, the inter-Borrower arrangement set forth in this Section 13.1) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its Property at a fair valuation, that such Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section 13.1) is reasonably equivalent to the obligations undertaken pursuant hereto.

13.1.4 Gulfside (on behalf of each Borrower) shall maintain records specifying (a) all Obligations incurred by each Borrower, (b) the date of such incurrence, (c) the date and amount of any payments made in respect of such Obligations and (d) all inter-Borrower obligations pursuant to this Section 13. Gulfside shall make copies of such records available to the Agent, upon request.

13.2 Maximum Amount of Joint and Several Liability. To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Loan Documents invalid or unenforceable, such Borrower’s obligations hereunder and under the other Loan Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability, provided, however, that each Borrower’s obligations hereunder and under the other Loan Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 13.2 were not a part of this Agreement.

13.3 Authorization of Gulfside by Borrowers.

13.3.1 Each of the Borrowers hereby irrevocably authorizes Gulfside to give notices, make requests, make payments, receive payments and notices, give receipts and execute agreements, make agreements or take any other action whatever on behalf of such Borrower under and with respect to any Loan Document and each Borrower shall be bound thereby. This authorization is coupled with an interest and shall be irrevocable, and the Agent may rely on any notice, request, information supplied by Gulfside, every document executed by Gulfside every agreement made by Gulfside or other action taken by Gulfside in respect of the Borrowers or any thereof as if the same were supplied, made or taken by any or all Borrowers. Without limiting the generality of the foregoing, the failure of one or more Borrowers to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve any such Borrower from obligations in respect of such writing.

13.3.2 Borrowers acknowledge that the credit provided hereunder is on terms more favorable than any Borrower acting alone would receive and that each Borrower benefits directly and indirectly from all Loans hereunder. Each of the Borrowers shall be jointly and severally liable for all Obligations, regardless of, inter alia, which Borrower requested (or received the proceeds of) a particular Loan.

[SIGNATURES TO FOLLOW ON SEPARATE PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year specified at the beginning of this Agreement.

BORROWERS:
GULFSIDE SUPPLY, INC.

By:	/s/ James S. Resch
James S. Resch, President

JEH/EAGLE SUPPLY, INC.

By:	/s/ James S. Resch
James S. Resch, President

EAGLE SUPPLY, INC.

By:	/s/ James S. Resch
James S. Resch, President

JEH/EAGLE, L.P.

By:	JEH/Eagle Supply, Inc.
Its General Partner

By:	/s/ James S. Resch
James S. Resch, President

(Signature Page to Loan and Security Agreement)

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EAGLE SUPPLY GROUP, INC.
(f/k/a Gulfco Acquisition, Inc.)

By:	/s/ James S. Resch
James S. Resch, President

AGENT:
FLEET CAPITAL CORPORATION

By:	/s/ Robert Mahoney
Robert Mahoney, Senior Vice President

LENDER:
FLEET CAPITAL CORPORATION

By:	/s/ Robert Mahoney
Robert Mahoney, Senior Vice President

(Signature Page to Loan and Security Agreement)

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ANNEX I

SCHEDULE OF LENDERS

	Pro Rata Share of Loans	Pro Rata Percentage of Loans
Fleet Capital Corporation	$82,500,000	100.00%
200 Glastonbury Boulevard
Glastonbury, CT 06033
Attn: Loan Administration Manager
Facsimile: 860-657-7759

(Annex I to Loan and Security Agreement)